Exhibit 99.1

AGREEMENT AND PLAN OF MERGER by and among FCB FINANCIAL HOLDINGS, INC., FLORIDIAN COMMUNITY HOLDINGS, INC. and FLAMINGO SUB, INC. Dated as of November 27, 2017

ARTICLE 1

DEFINITIONS; INTERPRETATION

1.1	Definitions	2
1.2	Additional Definitions	10
1.3	Interpretation	11

ARTICLE 2

THE MERGER

2.1	The Merger	13
2.2	Closing	13
2.3	Effects of the Merger; Liabilities of the Company	14
2.4	Name of Surviving Corporation; Directors and Officers	14
2.5	Articles of Incorporation and By-Laws of the Surviving Corporation	14
2.6	The Subsequent Mergers	14

ARTICLE 3

EFFECT ON STOCK

3.1	Effect on Stock	14
3.2	Company Stock Options	15
3.3	Exchange Agent	16
3.4	Fractional Shares	18
3.5	Lost, Stolen or Destroyed Certificates	18
3.6	Anti-Dilution Adjustments	18
3.7	Appraisal Rights	18

ARTICLE 4

CONDUCT OF BUSINESS PENDING THE MERGER

4.1	Forbearances of the Company	19
4.2	Forbearances of Parent	24

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1	Disclosure Schedule	25
5.2	Representations and Warranties of the Company	25
5.3	Representations and Warranties of Parent	46

ARTICLE 6

COVENANTS

6.1	Commercially Reasonable Efforts	52
6.2	Shareholder Approval	53
6.3	Regulatory Applications; Third-Party Consents	55
6.4	Exchange Listing	56
6.5	SEC Filings	57
6.6	Press Releases	58
6.7	Acquisition Proposals	58
6.8	Takeover Laws and Provisions	59
6.9	Access; Information	59
6.10	Debt Instruments	60
6.11	Indemnification	61
6.12	Benefits Arrangements	62
6.13	Conversion, Data Processing and Related Matters	64
6.14	Title Insurance and Surveys	64
6.15	Shareholder Litigation	64
6.16	Additional Agreements	65
6.17	Restructuring Efforts	65

ARTICLE 7

CONDITIONS TO THE MERGER

7.1	Conditions to Each Party’s Obligation to Effect the Merger	65
7.2	Conditions to the Obligation of the Company	66
7.3	Conditions to the Obligation of Parent and Merger Sub	67

ARTICLE 8

TERMINATION

8.1	Termination	69
8.2	Effect of Termination and Abandonment	72
8.3	Fee	72

ARTICLE 9

MISCELLANEOUS

9.1	Survival	73
9.2	Expenses	73
9.3	Notices	73
9.4	Waiver; Amendment	74
9.5	Alternative Structure	75
9.6	Governing Law	75
9.7	Waiver of Jury Trial	75
9.8	Entire Understanding; No Third Party Beneficiaries	76
9.9	Counterparts	76
9.10	Severability	76
9.11	Subsidiary and Affiliate Action	76
9.12	Other Remedies; Specific Performance	77
9.13	Assignment	77

Annex 1	Form of Parent Merger Agreement

Annex 2	Form of Bank Merger Agreement

AGREEMENT AND PLAN OF MERGER, dated as of November 27, 2017 (this “Agreement”), by and among FCB Financial Holdings, Inc., a Delaware corporation (“Parent”), Floridian Community Holdings, Inc., a Florida corporation (the “Company”), and Flamingo Sub, Inc., a Florida corporation (“Merger Sub”).
RECITALS
A.    The Proposed Transaction. Upon the terms and conditions of this Agreement, the parties intend to effect a strategic business combination pursuant to which Merger Sub, a newly formed, direct, wholly owned Subsidiary of Parent, will merge with and into the Company (the “Merger”). The Company will be the surviving corporation in the Merger (the “Surviving Corporation”). It is the intention of Parent that, (a) immediately following the Merger, the Company will merge with and into Parent, with Parent being the surviving corporation (the “Parent Merger”) and (b) immediately following the Parent Merger or at such later time as Parent may determine, Floridian Community Bank, a Florida state chartered bank and wholly owned Subsidiary of the Company (“Company Bank Sub”), will merge with and into Florida Community Bank, N.A., a national banking association and a wholly owned Subsidiary of Parent (“Parent Bank Sub”), with Parent Bank Sub being the surviving bank (the “Bank Merger”). The Parent Merger and the Bank Merger sometimes are collectively referred to herein as the “Subsequent Mergers”.
B.    Board Determinations. The respective boards of directors of the Company and Parent have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective stockholders, and, therefore, have unanimously approved this Agreement, the Merger and the other transactions contemplated hereby.
C.    Intended Tax Treatment. The parties intend the Merger and the Parent Merger to be treated for federal income tax purposes as a single integrated transaction that will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986 (the “Code”) (the “Intended Tax Treatment”). The parties intend that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.
D.    Voting Agreements. As an inducement to and condition of Parent’s willingness to enter into this Agreement, certain directors, officers and shareholders of the Company are concurrently entering into voting agreements (the “Voting Agreements”), pursuant to which, among other things, such persons agree to vote all of their shares of Company Common Stock in favor of approval of this Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the other transactions contemplated hereby.
E.    Post-Closing Compensation Arrangements. As an inducement to and condition of Parent’s willingness to enter into this Agreement, certain officers and employees of the Company are concurrently entering into post-closing compensation and non-competition arrangements, pursuant to which, among other things, such persons are prohibited from competing with the business conducted by Parent and its Subsidiaries (including the Company), that will, in each case, become effective contingent upon and as of the Closing;
NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, the Company, Parent and Merger Sub agree as follows:
ARTICLE 1

Definitions; Interpretation
1.1    Definitions. This Agreement uses the following definitions:
“Acquisition Proposal” means (1) a tender or exchange offer to acquire more than twenty percent (20%) of the voting power in the Company or any of its Significant Subsidiaries, (2) a proposal for a merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries or (3) any other proposal or offer to acquire in any manner more than twenty percent (20%) of the voting power in, or more than twenty percent (20%) of the business, assets or deposits of, the Company or any of its Significant Subsidiaries, other than the transactions contemplated hereby.
“Acquisition Transaction” means, with respect to a person, (1) a merger, consolidation or other business combination transaction involving that person or any of its Subsidiaries (other than mergers, consolidations or other business combination transactions involving solely that person and/or one or more of its wholly owned Subsidiaries, provided that any such transaction is not entered into in violation of the terms of this Agreement), (2) a purchase, lease or other acquisition of more than twenty percent (20%) of the business, assets or deposits of that person or any of its Subsidiaries or (3) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing more than twenty percent (20%) of the voting power of that person or any of its Subsidiaries or more than twenty percent (20%) of the outstanding securities of any class or series of any securities of that person or any of its Subsidiaries.
“Affiliate” means, with respect to a person, those other persons that, directly or indirectly, control, are controlled by or are under common control with such person. For the purposes of the definition of Affiliate, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any person, means the possession, directly or indirectly, of (1) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such person; (2) control, in any manner, over the election of a majority of the directors, trustees, general partners or managing members (or individuals exercising similar functions) of such person; or (3) the ability to exercise a controlling influence over the management or policies of such person.
“Bank Merger Act” means the Bank Merger Act of 1960.

“Benefit Arrangement” means, with respect to the Company or Parent, each of the following under which any of its or its Subsidiaries’ current or former employees or directors has any present or future right to benefits or compensation and (1) that is sponsored, maintained, entered into or contributed to (or required to be contributed to) by it or any of its Subsidiaries, or (2) under which it or any of its Subsidiaries has or could reasonably expect to have any liability or obligation: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each other stock grant, stock purchase, stock option, restricted stock, performance share, stock appreciation right, other equity or equity-related, severance, retirement or supplemental retirement, employment, consulting, change-in-control, fringe benefit, bonus, incentive, retention, deferred compensation, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life or accident insurance, paid time off benefits and other employee compensation or benefit plan, agreement, program, policy or other arrangement.
“BHC Act” means the Bank Holding Company Act of 1956.
“Business Day” means any day that is not a Saturday, Sunday or other day on which banking organizations in New York, New York or the State of Florida are required or authorized by Law or executive order to be closed.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.
“Company Board” means the board of directors of the Company.
“Company Common Stock” means the Company Voting Common Stock and the Company Non-Voting Common Stock.
“Company ERISA Affiliate” means each corporation or other person or entity engaged in a trade or business that is treated as a single employer with the Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code.
“Company Non-Voting Common Stock” means the non-voting common stock, par value $0.01 per share, of the Company.
“Company Shareholders Agreement” means (i) the Corporate Governance Agreement, dated as of May 21, 2015, between the Company and Patriot Financial Partners II, L.P. and Patriot Financial Partners Parallel II, L.P. and (ii) the Corporate Governance Agreement, dated as of May 21, 2015, between the Company and Bridge Equities III, LLC and Financial Opportunity Fund LLC.
“Company Stock” means, collectively, the Company Common Stock, the Company Non-Voting Common Stock and the Company Preferred Stock.

“Company Stock Option” means all outstanding and unexercised stock options to purchase shares of Company Common Stock granted under the Company 2012 Stock Compensation Plan and any predecessor plan thereto.
“Company Stock Plans” means the 2012 Stock Compensation Plan and any predecessor plan thereto and all agreements, notices and other documents related thereto.
“Company Voting Common Stock” means the voting common stock, par value $0.01 per share, of the Company.
“Confidentiality Agreement” means the mutual confidentiality agreement between Parent Bank Sub and the Company, dated August 25, 2017.
“Constituent Documents” means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement or operating agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.
“Contract” means, with respect to any person, any agreement, contract, indenture, undertaking, debt instrument, lease, understanding, arrangement or commitment (other than a Benefit Arrangement) to which such person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their assets or properties may be subject, whether or not in writing, and whether express or implied.
“Conversion” means the conversion of the processing, reporting, payment and other operating systems from those of Company Bank Sub to those of Parent Bank Sub.
“Dissenting Common Shares” means shares of Company Common Stock that are held or beneficially owned by a person who has properly exercised and perfected appraisal, dissenters or similar rights under Sections 607.1302 and 607.1323 of the FBCA.
“Environmental Laws” means all applicable Laws, regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials, the protection of the environment or the protection of human health and safety as it relates to Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Common Shares” means shares of Company Common Stock beneficially owned by Parent or any Subsidiary (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in the Company’s treasury.

“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.
“Hazardous Materials” means any hazardous or toxic substances, materials, wastes, pollutants, contaminants or other harmful substances, including petroleum compounds, asbestos, mold and lead, regulated under or which may give rise to liability under any Environmental Law.
“Intellectual Property Rights” means all rights in or to (1) trademarks, service marks, brand names, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (2) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (3) Trade Secrets; (4) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (5) all other intellectual property or proprietary rights.
“IRS” means the Internal Revenue Service.
“IT Assets” means the Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned or used by the Company and its Subsidiaries in connection with the operation of their respective businesses.
“Knowledge” means, with respect to: (1) the Company, (A) those facts, events, circumstances and other matters actually known to the Chief Executive Officer, President / Chief Operating Officer, Chief Financial Officer, General Counsel, Executive Vice President – Chief Lending Officer, Senior Vice President – IT, Senior Vice President – BSA/Compliance and Human Resources Coordinator of the Company or Company Bank Sub; and (B) those facts, events, circumstances and other matters that the Chief Executive Officer, President / Chief Operating Officer, Chief Financial Officer, General Counsel, Executive Vice President / Chief Lending Officer, Senior Vice President – IT, Senior Vice President – BSA/Compliance and Human Resources Coordinator of the Company or Company Bank Sub could reasonably be expected to know or be aware of given each such individual’s position and responsibilities at the Company and the Company Bank Sub after making reasonable inquiry, and (2) Parent, (A) those facts, events, circumstances and other matters actually known to the Chief Executive Officer or Chief Financial Officer of Parent; and (B) those facts, events, circumstances and other matters that the Chief Executive Officer or Chief Financial Officer of Parent could reasonably be expected to know or be aware of given each such individual’s position and responsibilities at Parent and Parent Bank Sub after making reasonable inquiry; provided, however that with respect to the Parent’s Chief Financial Officer, such officer’s knowledge shall take into account the length of such officer’s tenure with Parent.
“Law” means any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, interpretation, order, judgment, injunction, directive, policy, guidance, ruling, approval, permit, requirement or rule of law (including common law) enacted, issued, promulgated, enforced or entered by any Governmental Authority, as well as any common law.
“Lease” means any lease, sublease, license, concession or other Contract pursuant to which the Company or any Subsidiary thereof holds any Leased Real Property.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary thereof.
“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, encumbrance, option, right to acquire or adverse interest (other than any nonexclusive licenses granted in the ordinary course of business consistent with past practice).
“Material Adverse Effect” means, with respect to the Company or Parent, any fact, circumstance, change, event or effect that, either individually or in the aggregate with any other fact, circumstance, change, event or effect: (1) is or is reasonably likely to be material and adverse to the capital, condition (financial or otherwise), results of operations or business of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, respectively, excluding (with respect to each of clauses (A), (B) or (C), only to the extent that the effect of a change on it is not materially different than on comparable banking organizations organized and operated in the United States or any state therein (in which case only the incremental materially disproportionate effect may be taken into account in determining whether there has been a Material Adverse Effect)) the impact of (A) changes after the date hereof in banking and other Laws or changes in the interpretation thereof by Governmental Authorities, (B) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banking services organizations generally, (C) changes after the date hereof in prevailing interest rates or other general economic conditions generally affecting banking organizations operating in the United States or any state therein, (D) any failure to meet internally prepared forecasts or projections or, with respect to Parent only, externally prepared forecasts or projections, but the effects of the underlying causes of any such failure to meet forecasts or projections shall not be so excluded, (E) actions or omissions of a party to this Agreement that are expressly required by this Agreement or taken upon the written request or with the prior written consent of the other party to this Agreement in contemplation of the transactions contemplated hereby or (F) the public disclosure of this Agreement or the transactions contemplated hereby; or (2) would materially impair the ability of the party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
“Merger Sub Stock” means the common stock, par value $0.01 per share, of Merger Sub.
“Mortgage Loans” means Loans secured by real property or interests in real property that are or were owned, originated (or in the process of origination), made, entered into, serviced or subserviced by the Company or its Subsidiaries.
“NYSE” means the New York Stock Exchange.
“OREO” means real property designated as other real estate owned by the Company Bank Sub.
“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including the property, assets and rights that comprise OREO, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary thereof.
“Parent Class A Common Stock” means the Class A common stock, par value $0.001 per share, of Parent.
“Parent Class B Common Stock” means the Class B common stock, par value $0.001 per share, of Parent.
“Parent Common Stock” means the Parent Class A Common Stock and the Parent Class B Common Stock.
“Parent Restricted Stock Awards” means all outstanding awards of restricted Parent Class A Common Stock.
“Parent Restricted Stock Unit Awards” means all outstanding restricted stock unit awards in respect of shares of Parent Class A Common Stock.
“Parent Stock Options” means all outstanding and unexercised employee and director options to purchase Parent Class A Common Stock.
“Parent Stock Plans” means the Bond Street Holdings, LLC 2009 Option Plan, the Bond Street Holdings, Inc. 2013 Stock Incentive Plan, the Parent 2016 Stock Incentive Plan, in each case as the same may be amended from time to time, and any additional or successor plans.
“Parent Warrant Certificates” means the Form of 2009 Warrant Agreement, as amended.

“Permitted Liens” shall mean: (1) real estate taxes, assessments and other levies, fees or charges imposed by Law with respect to such Real Property which are not due and payable as of the Closing Date, or which are being contested in good faith; (2) mechanics liens and similar Liens for labor, materials or supplies provided with respect to such Real Property incurred in the ordinary course of business consistent with past practice for amounts which are not delinquent and which would not, individually or in the aggregate, have a material effect on the business or which are being contested by appropriate proceedings and which do not result from the violation or breach of, or default under, any applicable Law or Contract; (3) zoning, building codes and other land use Laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the business thereon or any violation of which would not have a material and adverse effect on the value of the properties or assets subject thereto or otherwise materially impair current business operations at such Real Property; and (4) easements, covenants, conditions and restrictions of record and other similar matters of record affecting title to such Real Property which do not materially impair the value or use or occupancy of such Real Property or otherwise materially impair the operation of the current business conducted thereon.
“Person” includes an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other entity or group.
“Personal Information” means any information concerning an individual that would be considered nonpublic personal information or otherwise protected under any applicable Privacy Laws, including any individual’s financial account information.
“Previously Disclosed” means information set forth, disclosed or made available by a party in the applicable paragraph of its Disclosure Schedule and, with respect to Parent, information disclosed in the Parent SEC Filings (disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosure of risks set forth in any “forward-looking statements” disclaimer).
“Principal Shareholder” means any of the members of the Company Board, Patriot Financial Partners II, L.P., Patriot Financial Partners Parallel II, L.P., Bridge Equities III, LLC and Financial Opportunity Fund LLC.
“Privacy Law” means any Law governing personal privacy, data breach notification or the collection, use, transfer or protection of personal information, including any U.S. state data breach notification and security laws, the Fair Credit Reporting Act of 1970 and its implementing regulations, and the Gramm-Leach-Bliley Act of 1999 and its implementing regulations, each as may be amended from time to time.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of May 21, 2015, by and among the Company and certain shareholders thereof.
“Representatives” means, with respect to any person, such person’s directors, officers, employees, legal, accounting or financial advisors or any representatives of such legal or financial advisors.
“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, warrants, puts, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of, shares of capital stock, units or other equity interests of, such first person.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Significant Subsidiary” and “Subsidiary” have the meanings ascribed to those terms in Rule 1‑02 of Regulation S‑X promulgated by the SEC.
“Superior Proposal” means a bona fide written Acquisition Proposal received other than in connection with a breach of Section 6.7, which the Company Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the transactions contemplated hereby (1) after receiving the advice of its financial advisors, (2) after taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%) or more”.
“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges, together with any interest and any penalties or fines imposed by any taxing authority.
“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.
“Trade Secrets” means confidential information, trade secrets and know-how, including confidential processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.
1.2    Additional Definitions. Each of the following terms has the meaning specified in the Section of this Agreement set forth opposite such term:

Term	Section
Agreement	Preamble
Articles of Merger	Section 2.2
Bank Merger	Recitals
Bank Merger Surviving Bank	Section 2.6
Blue Sky	Section 6.5(a)
Burdensome Condition	Section 6.3(c)(2)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Company 401(k) Plan	Section 6.12(a)(1)
Company Bank Sub	Recitals
Company FA	Section 5.2(i)
Company Financial Statements	Section 5.2(j)(1)
Company Meeting	Section 6.2
Company Preferred Stock	Section 5.2(b)(1)
Company Shareholder Matters	Section 5.2(e)
Conversion Project Manager	Section 6.13
Covered Employees	Section 6.12(e)
Determination Date	Section 8.1(h)
Disclosure Schedule	Section 5.1
Doubtful	Section 5.2(y)(6)
Effective Time	Section 2.2
Exchange Agent	Section 3.3(a)
Fannie Mae	Section 5.2(y)(4)
FBCA	Section 2.2
Fee	Section 8.3(a)
Fee Termination Date	Section 8.3(a)
Fee Triggering Event	Section 8.3(a)

Final Index Price	Section 8.1(h)
Freddie Mac	Section 5.2(y)(4)
Historical Financial Statements	Section 5.2(j)(1)
Indemnified Party	Section 6.11(a)
Index Group	Section 8.1(h)
Index Price	Section 8.1(h)
Initial Index Price	Section 8.1(h)
Initial Parent Market Price	Section 8.1(h)
Intended Tax Treatment	Recitals
Loans	Section 5.2(y)(1)
Loss	Section 5.2(y)(6)
Material Contracts	Section 5.2(w)(1)
Merger	Recitals
Merger Consideration Value Per Share	Section 3.2(a)(1)
Merger Sub	Preamble
New Certificates	Section 3.3(a)
Obligor	Section 5.2(y)(1)
OCC	Section 5.2(f)
OFR	Section 5.2(f)
Old Certificates	Section 3.3(a)
Outside Date	Section 8.1(e)
Parent	Preamble
Parent 401(k) Plan	Section 6.12(a)(2)
Parent Arrangements	Section 5.2(u)(8)
Parent Average Stock Price	Section 8.1(h)
Parent Bank Sub	Recitals
Parent Merger	Recitals
Parent Merger Surviving Company	Section 2.6
Parent SEC Filings	Section 5.3(i)(1)
Pension Plan	Section 5.2(u)(2)
Per Common Share Consideration	Section 3.1(a)(1)
Pool	Section 5.2(y)(5)
Privacy Policies	Section 5.2(dd)
Proxy Statement	Section 6.5(a)
Real Property	Section 5.2(v)
Registration Statement	Section 6.5(a)
Regulatory Agreement	Section 5.2(o)
Required Third-Party Consents	Section 5.2(f)
Requisite Regulatory Approvals	Section 6.3(a)
Satisfactory	Section 5.2(n)(2)
Scheduled Intellectual Property	Section 5.2(q)(1)
Securitization Agreement	Section 5.2(j)(2)
SERPs	Section 6.12(b)

Starting Date	Section 8.1(h)
Subsequent Mergers	Recitals
Substandard	Section 5.2(y)(6)
Supplemental Disclosure Schedule	Section 6.1(c)
Surviving Corporation	Recitals
Takeover Laws	Section 5.2(h)
Trading Day	Section 8.1(h)
Voting Agreements	Recitals

1.3    Interpretation.
(a)    In this Agreement, except as context may otherwise require, references:
(1)    to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement and all capitalized terms used in the Annexes and Schedules to this Agreement, unless otherwise provided therein, shall have the meanings given to such terms in this Agreement;
(2)    to this Agreement are to this Agreement, and the Annexes and Schedules to it, taken as a whole;
(3)    to the “transactions contemplated hereby” includes the transactions provided for in this Agreement, and the Voting Agreements and the Non‑Competition Agreements, including the Merger and the Subsequent Mergers;
(4)    to any agreement (including this Agreement), contract, Lease or Law are to the agreement, contract, Lease or Law as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement, Lease or contract, to the extent permitted by the terms thereof); and to any section of any Law include any successor to the section;
(5)    to any Law include any rules and regulations promulgated under the Law;
(6)    to any Governmental Authority includes any successor to that Governmental Authority;
(7)    to any gender include the other gender; and
(8)    to the Company or any Subsidiary of the Company shall include any and all predecessors in interest thereof.
(b)    The words “hereby”, “herein”, “hereof”, “hereunder” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.
(c)    The words “include”, “includes” or “including” are to be deemed followed by the words “without limitation.”
(d)    The word “party” is to be deemed to refer to the Company, Parent or Merger Sub.
(e)    The word “person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust, unincorporated organization and any other entity.

(f)    The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.
(g)    This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.
(h)    No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law (including statutory and common law), rule or regulation.
(i)    The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.
(j)    The terms “Dollars” and “$” mean U.S. Dollars.
(k)    If the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a Saturday, Sunday or legal holiday or a date on which banks in the State of Florida are authorized by applicable Law to close, the time period for giving such notice or taking such action shall be extended through the next Business Day following the original expiration date of such time period.
(l)    In computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including” and the words “to”, “until” and “ending on” (and the like) mean “to and including.”
(m)    References to “past practices” of the Company or any Subsidiary of the Company means an action that is consistent in nature, scope and magnitude with the past practices of such person within the previous three (3) years.
ARTICLE 2

The Merger
2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company at the Effective Time. At the Effective Time, the separate existence of Merger Sub will terminate. The Company will be the Surviving Corporation and will continue its existence under the laws of the State of Florida. As a result of the Merger, the Company shall become a wholly owned subsidiary of Parent.
2.2    Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing,” and the date on which the Closing occurs, the “Closing Date”) shall be held at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 at 10:00 a.m. New York City time, on (1) the date that is the first Business Day of the calendar month following the calendar month in which the last of the conditions specified in Article 7 of this Agreement have been satisfied or waived, other than those conditions that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions or (2) at such other place, or at such other time and date, as may be mutually agreed by the parties. The parties hereto shall cause articles of merger with respect to the Merger (“Articles of Merger”) to be drafted and executed prior to the Closing Date and filed on the Closing Date with the Secretary of State of the State of Florida, all in accordance with the applicable provisions of the Florida Business Corporations Act (the “FBCA”). The time on the Closing Date at which the Merger becomes effective is referred to herein as the “Effective Time”. Once the Closing Date has been designated by Parent, the parties may agree in writing to another Closing Date.
2.3    Effects of the Merger; Liabilities of the Company. The Merger will have the effects prescribed by applicable Law, including the FBCA.
2.4    Name of Surviving Corporation; Directors and Officers. The name of the Surviving Corporation as of the Effective Time will be the name of the Company. The directors and officers of the Surviving Corporation as of the Effective Time shall be the directors and officers of Merger Sub immediately prior to the Effective Time.
2.5    Articles of Incorporation and By-Laws of the Surviving Corporation. The Articles of Incorporation of Merger Sub, and the Bylaws of Merger Sub, in each case, as in effect immediately before the Effective Time, will be the articles of incorporation and by-laws, respectively, of the Surviving Corporation as of the Effective Time, until thereafter amended as provided therein or by applicable Law.
2.6    The Subsequent Mergers. Prior to the Effective Time, the Company and Parent will cooperate and use their commercially reasonable efforts to effect the Subsequent Mergers and the Conversion immediately following the Effective Time, or at such later time as Parent may determine. Such cooperation shall include (a) the approval and entry into a merger agreement for the Parent Merger substantially in the form attached as Annex 1 hereto, (b) the approval and entry into a merger agreement for the Bank Merger substantially in the form attached as Annex 2 hereto and (c) the filing of all applications for all regulatory approvals and certificates required to give effect thereto. At the respective effective times of the Parent Merger and the Bank Merger, the separate existence of the Company and the Company Bank Sub, respectively, will terminate. Parent will be the surviving corporation in the Parent Merger (the “Parent Merger Surviving Company”) and will continue its existence under the laws of the State of Delaware, and Parent Bank Sub will be the surviving bank in the Bank Merger (the “Bank Merger Surviving Bank”) and will continue its existence under the laws of the United States. The Restated Certificate of Incorporation of Parent in effect immediately prior to the Parent Merger will be the certificate of incorporation of the Parent Merger Surviving Company, and the Charter of Parent Bank Sub in effect immediately prior to the Bank Merger will be the charter of the Bank Merger Surviving Bank. The Amended By-Laws of Parent in effect immediately prior to the Parent Merger will be the by-laws of the Parent Merger Surviving Company, and the By-Laws of Parent Bank Sub in effect immediately prior to the Bank Merger will be the by-laws of the Bank Merger Surviving Bank. In the Subsequent Mergers, the shares of the entity not surviving the merger shall be cancelled and the shares of the entity surviving the merger shall remain outstanding and not be affected thereby.

ARTICLE 3

Effect on Stock
3.1    Effect on Stock. At the Effective Time, as a result of the Merger and without any action by any holder of Company Stock:
(a)    Company Common Stock.
(1)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Common Shares and Dissenting Common Shares, will be converted into and constitute the right to receive 0.4584 shares (the “Per Common Share Consideration”), of Parent Class A Common Stock, rounded to four decimal places.
(2)    Shares of Company Common Stock outstanding immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled and will cease to exist, and no consideration shall be payable for any Excluded Common Shares. Holders of shares of Company Common Stock will cease to be, and will have no rights as, shareholders of the Company, and certificates that represented shares of Company Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, without interest, (A) any then unpaid dividend or other distribution with respect to such Company Common Stock having a record date before the Effective Time and (B) the consideration payable in respect of such Company Common Stock pursuant to this Article 3. After the Effective Time, there will be no transfers of shares of Company Common Stock on the stock transfer books of the Company or the Surviving Corporation, and shares of Company Common Stock presented to the Surviving Corporation will be canceled and exchanged in accordance with this Article 3.
(b)    Merger Sub Stock. Each share of Merger Sub Stock outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
3.2    Company Stock Options.
(a)    Company Stock Options. Prior to the Closing Date, the Company shall take, or cause to be taken, all action, including causing the Company Board or any committee thereof under any Company Stock Plan to take, or cause to be taken, all action permitted under any Company Stock Plan and obtaining the consent of each holder of a Company Stock Option to an option cancellation agreement prior to the Closing in a form reasonably satisfactory to Parent, necessary to cause any outstanding Company Stock

Options, whether vested or unvested or exercisable or unexercisable immediately prior to the Effective Time, to, as of the Effective Time (1) be cancelled and terminated in a manner satisfactory to Parent in its reasonable discretion and without the payment of any consideration (unless otherwise directed in writing by Parent) other than as provided in this Section 3.2, if any; (2) represent solely the right to receive a lump sum cash payment payable to the holder of such Company Stock Option pursuant to this Section 3.2, if any; and (3) no longer represent the right to purchase shares of Company Common Stock or any other security of the Company, Parent, the Surviving Corporation or any other person.
(1)    Each holder of a Company Stock Option outstanding immediately prior to the Effective Time, the exercise price per share of which is less than the Merger Consideration Value Per Share (as defined below), shall be entitled to receive from Parent in respect of and in consideration for the cancellation and termination of each such Company Stock Option, as soon as reasonably practicable following, but in any event subject to, the Effective Time and in no event later than fifteen (15) Business Days thereafter, an amount in cash, without any interest and subject to any required Tax withholding, equal to the product of (1) the excess, if any, of (A) the product of (x) the Per Common Share Consideration and (y) the per share volume weighted average price of the Parent Common Stock on NYSE from 9:30 a.m. to 4:00 p.m., Eastern Time, on the ten (10) trading days immediately preceding the Closing Date as found on Bloomberg page FCB UN EQUITY VWAP (or its equivalent successor page if such page is not available) (the product of (x) and (y) being the “Merger Consideration Value Per Share”), over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option and (2) the number of shares of Company Common Stock subject to such Company Stock Option; provided, however, the payment of such cash payment shall be conditioned on the holder of such Company Stock Option executing an acknowledgment in a form satisfactory to Parent that such payment represents the full satisfaction of all obligations and liabilities with respect to such Company Stock Option.
(2)    In the event that the exercise price of any Company Stock Option outstanding immediately prior to the Effective Time is equal to or greater than the Merger Consideration Value Per Share, no cash payment or other consideration for such Company Stock Option shall be due and payable in respect thereof and the Company Stock Option shall be cancelled and of no further force or effect as of the Effective Time, without any further action on the part of the Company, Parent or the holder of the Company Stock Option. Prior to the Closing, the Company shall take or cause to be taken such action as is necessary and reasonably satisfactory to Parent in order to terminate the Company Stock Plans as of the Effective Time.
3.3    Exchange Agent.
(a)    At or before the Effective Time, Parent will deposit with its transfer agent or with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to the Company (in such capacity, the “Exchange Agent”), for the benefit of the holders of certificates formerly representing shares of Company Common Stock (collectively, the “Old Certificates”), (1) certificates or, at Parent’s option, evidence of shares in book entry form (“New Certificates”), representing the shares of Parent Common Stock issuable to holders of Old Certificates under this Article 3 and (2) an amount equal to the aggregate cash payable to holders of Company Common Stock pursuant to Section 3.4.
(b)    As promptly as reasonably practicable following the Effective Time, but in no event later than five (5) Business Days thereafter, Parent shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the consideration payable pursuant to this Article 3. No interest will accrue or be paid with respect to any New Certificate or cash to be delivered upon surrender of Old Certificates. If any New Certificate is to be issued or cash is to be paid in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it will be a condition to the exchange that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form of transfer, and that the person requesting the exchange (1) pay any transfer or other similar Taxes required by reason of the issuance of the New Certificate or the making of the cash payment in a name other than the name of the holder of the surrendered Old Certificate or (2) establish to the reasonable satisfaction of Parent (or the Exchange Agent, as the case may be) that any such Taxes have been paid or are not applicable.
(c)    No dividends or other distributions with respect to Parent Common Stock having a record date after the Effective Time will be paid to any holder of Company Common Stock until such holder has surrendered the Old Certificate representing such stock as provided herein. Subject to the effect of applicable Law, following surrender of any such Old Certificates, there shall be paid to the holder of New Certificates issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time previously payable with respect to the shares of Parent Common Stock represented thereby. To the extent permitted by applicable Law, holders of Company Common Stock who receive Parent Common Stock in the Merger shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock into which their respective shares of Company Common Stock are converted, regardless of whether such holders of Company Common Stock have exchanged their Old Certificates for New Certificates in accordance with the provisions of this Agreement.
(d)    Parent shall be entitled to rely upon the Company’s stock transfer books to establish the identity of those persons entitled to receive consideration pursuant to this Article 3, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Parent shall be entitled to deposit the full consideration represented thereby in escrow with an independent third party and thereafter be relieved from any and all liability and obligation with respect to any claims thereto. Notwithstanding anything herein to the contrary, no party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(e)    The Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under any applicable Law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect to whom such deduction and withholding was made by the Surviving Corporation or the Exchange Agent. If any holder of an Old Certificate requests payment of any cash such person is entitled to pursuant to this Article 3 by means of a wire transfer in his, her or its duly executed and completed letter of transmittal, the Exchange Agent may make payment of such cash such holder is entitled to hereunder by wire transfer in accordance with such request and the cost of any such wire transfer shall be charged to the account of and deducted from the proceeds paid to such holder hereunder.
3.4    Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fractional shares of Parent Common Stock, will be issued in the Merger, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Instead, Parent will pay, to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Parent Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest and rounded to the nearest cent) determined by multiplying such fraction of a share of Parent Common Stock by the Merger Consideration Value Per Share.
3.5    Lost, Stolen or Destroyed Certificates. In the event any certificate representing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed certificate been surrendered.
3.6    Anti-Dilution Adjustments. If Parent changes (or the board of directors of Parent sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Parent Class A Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, the Per Common Share Consideration will be adjusted proportionately to account for such change.
3.7    Appraisal Rights. Notwithstanding anything to the contrary in this Agreement, to the extent that holders of Company Common Stock are entitled to appraisal rights under Section 607.1302 of the FBCA, Dissenting Common Shares that are outstanding as of the Effective Time will not be converted into the right to receive the consideration payable in respect of Company Common Stock pursuant to Section 3.1 hereof unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his, her or its right to dissent from the Merger under the FBCA. The holder of any Dissenting Common Share shall be treated in accordance with Section 607.1322 of the FBCA and, as applicable, shall be entitled only to such rights as may be granted to such holder pursuant to Section 607.1322 of the FBCA with respect thereto. Parent shall be given a reasonable opportunity to review and comment on all notices or other communications to be sent to holders of Dissenting Common Shares and all such notices and other communications shall be reasonably satisfactory to Parent. The Company will give Parent (a) prompt notice of any notice or demands for appraisal or payment for shares of Company Common Stock, any withdrawal of demand for payment and any other similar instruments received by the Company and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices at Parent’s cost and expense. The Company will not, without the prior written consent of Parent, settle, offer to settle or otherwise negotiate, any such demands or notices or make or offer to make any payment in respect of any such demands or notices. Parent will pay any consideration as may be determined to be due with respect to Dissenting Common Shares pursuant to and subject to the requirements of applicable Law.
ARTICLE 4

Conduct of Business Pending the Merger
4.1    Forbearances of the Company. The Company agrees that from the date hereof until the Effective Time, except as expressly permitted by this Agreement, as Previously Disclosed or as directed in writing by any Governmental Authority, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and will cause each of its Subsidiaries not to:
(a)    Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice and in accordance with the policies and procedures of the Company and its Subsidiaries in effect as of the date hereof or fail to use commercially reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and authorizations and its existing relations with customers, suppliers, vendors, Governmental Authorities, employees, business associates and shareholders.
(b)    Operations. Enter into any new line of business or materially change its lending, credit, investment, underwriting, risk, asset liability management or other banking, operating or other policies, procedures or practices from those in effect as of the date hereof, except as required by applicable Law, or close, sell, consolidate or relocate (or make application for, or give notice of the same) or materially alter any of its branches or other significant offices or operations facilities of it or its Subsidiaries.
(c)    Products. Materially alter any of its policies or practices with respect to the rates, fees, interest, charges, levels or types of services or products available to customers of the Company or its Subsidiaries from those in effect as of the date hereof or offer any promotional pricing with respect to any product or service available to customers of the Company or its Subsidiaries; provided, however, the Company and its Subsidiaries may offer promotional pricing with respect to products and services available to customers of the Company or its Subsidiaries in the ordinary course of business consistent with past practices and on commercially reasonable terms.
(d)    Brokered Deposits. Book any “brokered deposits”, as such term is defined in 12 CFR § 337.6, other than in the ordinary and usual course consistent with past practice, and, in any event, such brokered deposits shall not exceed 12% of the Company’s total liabilities, defined per the methodology of the Consolidated Reports of Condition and Income.
(e)    Securities Portfolio. Purchase any securities other than short-term securities issued by the United States Department of the Treasury or any United States governmental agency, other than in the ordinary and usual course consistent with past practice.
(f)    Capital Expenditures. Make any capital expenditures in excess of $100,000 individually or $300,000 in the aggregate.
(g)    Material Contracts. Enter into, terminate, amend, modify (including by way of interpretation), extend or renew any Material Contract.
(h)    Loans. Make, renew, amend, extend the term of, extend the maturity of or grant the forbearance of any Loan involving a total credit exposure of more than $2,500,000 with any single borrower and its affiliates or related parties, provided that when the Company has delivered to Parent, and Parent has acknowledged receipt of, a request for prior written consent to exceed such limit, Parent shall use its reasonable best efforts to respond to such request within two Business Days, provided, however that should Parent fail to respond to such request within two Business Days of receipt, the Company shall be deemed to have received Parent’s prior written consent to exceed such limit.
(i)    Capital Stock.
(1)    Except for the issuance of Company Common Stock pursuant to the Company Stock Options outstanding as of the date hereof, issue, sell, grant, transfer or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any additional Rights of it with respect to its stock;
(2)    Permit any additional shares of capital stock of the Company or any of its Subsidiaries to become subject to grants of employee or director stock options, restricted stock grants, “phantom stock” rights or similar stock-based employee or director rights;
(3)    Repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any of its Subsidiaries;
(4)    Effect any recapitalization, reclassification, stock split or similar change in capitalization;
(5)    Form or make any investment in any new Subsidiary other than a Subsidiary formed in the ordinary course of business consistent with past practice to hold OREO that is acquired after the date of this Agreement; or
(6)    Enter into, or take any action to cause, encourage or knowingly facilitate any holders of Company Common Stock to enter into, any Contract, understanding or commitment (other than the Voting Agreement) relating to the rights of holders of Company Common Stock to vote any shares of Company Common Stock, or cooperate in any formation of any voting trust or similar arrangement relating to such shares.
(j)    Equity Grants. Grant any stock options, stock appreciation rights, restricted stock units, restricted stock or other equity-based awards or interests, or grant any person any right to acquire any shares of its capital stock.
(k)    Dividends, Distributions, Repurchases. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (except for cash dividends by any Subsidiary of the Company to the Company as needed by the Company to fund the Company’s working capital requirements for operations and expenses).
(l)    Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue (i) any of its loans, securities, assets, deposits, business or properties if such disposition, or series of related dispositions, would result in the recognition of loss under GAAP in excess of $100,000 or (ii) any portion of its assets, business or properties with a fair market value in excess of $100,000 individually or $300,000 in the aggregate, provided that when the Company has delivered to Parent, and Parent has acknowledged receipt of, a request for prior written consent to exceed such limit, Parent shall use its reasonable best efforts to respond to such request within two Business Days, provided, however that should Parent fail to respond to such request within two Business Days of receipt, the Company shall be deemed to have received Parent’s prior written consent to exceed such limit.

(m)    Acquisitions. Acquire any assets or properties of another Person in any one transaction or series of related transactions, except, in the ordinary course of business consistent with past practice, (i) for short-term investments for cash management purposes, (ii) pursuant to bona fide hedging transactions, (iii) by way of foreclosures or otherwise in satisfaction of debts previously contracted in good faith and (iv) for assets used in the ordinary course of business to support operations and existing infrastructure of the Company and its Subsidiaries.
(n)    Constituent Documents. Amend any of its Constituent Documents (or similar governing documents).
(o)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable accounting requirements of a Governmental Authority.
(p)    Tax Matters. (i) Make, change or revoke any material Tax election, (ii) file any amended Tax Return (unless to correct an error), (iii) enter into any closing agreement, settle any material Tax claim or assessment, or surrender any right to claim a material refund of Taxes, (iv) change any method of reporting income or deductions for Tax purposes, (v) change the entity classification of the Company or any of its Subsidiaries, (vi) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, or (vii) take any action with respect to Taxes that is outside the ordinary course of business or inconsistent with past practice to the extent such action is reasonably likely to have a materially adverse impact on the Tax position of the Company, or, after the Merger or the Subsequent Mergers, on the Tax position of Parent or Parent Bank Sub.
(q)    Claims. Settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in the ordinary course of business in an amount or for consideration not in excess of $50,000 individually, or $100,000 in the aggregate, and that would not impose any continuing liability or material restriction on the business of it or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries.
(r)    Compensation; Employment Agreements. (1) Enter into, terminate, amend, modify (including by way of interpretation), forgive, extend or renew any employment, officer, consulting, employee loan, severance, noncompetition, nonsolicitation, change-in-control, retention, stay bonus or similar contract, agreement or arrangement, grant any salary or wage increase or increase any employee benefit, including incentive, retention or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action) with any director, officer, employee or consultant, or increase the compensation of any director of the Company or any of its Subsidiaries, except in each case (A) to pay (and accrue) annual and quarterly bonuses in the ordinary course of business consistent with past practices and in accordance with the terms of the applicable Benefit Arrangements that do not exceed 105% of the bonuses paid to employees of the Company and its Subsidiaries in 2017 in respect of the Company’s 2016 fiscal year, in the aggregate, (B) to grant annual salary or wage increases in the ordinary course of business consistent with past practices in an amount up to a maximum of three percent (3%) of each employee’s then current base compensation, (C) to make changes that are required by applicable Law, (D) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (E) to enter into or provide loans to employees on terms that are consistent with existing policies and procedures and in the ordinary course consistent with past practice, or (F) as required by this Agreement; (2) hire any employee or engage any consultant with an annual salary or wage rate or consulting fees and target cash bonus opportunity in excess of $100,000; or (3) terminate the employment of any executive officer other than for cause. Nothing contained in this Section 4.1(r) is intended to prohibit the Company or any of its Subsidiaries from terminating the employment of any non-executive officer employee.
(s)    Benefit Arrangements. (1) Enter into, terminate, establish or adopt any Benefit Arrangement or any arrangement that would have been a Benefit Arrangement had it been entered into prior to this Agreement, amend or modify (other than amendments or modifications to Benefit Arrangements maintained by the Company that are tax-qualified health and welfare plans in the ordinary course of business consistent with past practice that do not materially increase the benefits provided or cost to the Company or its Subsidiaries of maintaining such Benefit Arrangements (with prior notice to Parent) or except as required by applicable Law) any Benefit Arrangement, or make new grants, awards or increase any benefits under any Benefit Arrangement, (2) except as Previously Disclosed, take any action to accelerate the vesting (or lapsing of restrictions), payment, exercisability or funding of or in any other way secure the payment of (other than with respect to rabbi trust arrangements currently in effect and Previously Disclosed) compensation or benefits under any Benefit Arrangement, including stock options, restricted stock, stock appreciation rights, equity-based awards or interests or other compensation or benefits payable thereunder, (3) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Arrangement that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (4) add any new participants to any Benefit Arrangement (or, with respect to any of the preceding, communicate any intention to take such action), except (A) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (B) to add individuals as participants to any existing Benefit Arrangement maintained by the Company that is a tax-qualified retirement, a health or a welfare benefit plan who become eligible for participation under such plan in the ordinary course of business under the existing terms of such Benefit Arrangement, or (C) as required by applicable Law or by this Agreement. Nothing within this Section 4.1(s) shall prevent the Company from renewing, amending or otherwise modifying existing health and welfare benefits in the ordinary course of business consistent with past practices, provided that any such renewal, amendment or other modification does not include any material benefit enhancement that has not been Previously Disclosed.

(t)    Communication. Make any written communications to the officers or employees of the Company or any of its Subsidiaries, or any oral communications presented to a significant portion of the directors, officers or employees of the Company or any of its Subsidiaries, pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without providing Parent with a copy or written description of the intended communication, providing Parent with a reasonable period of time to review and comment on the communication, and cooperating with Parent in providing any such mutually agreeable communication.
(u)    Risk Management. Except as required by applicable Law, other than in the ordinary course of business consistent with past practice, (i) implement or adopt any material change in underwriting, interest rate risk management, credit risk management, risk management of financial derivatives, model risk management and hedging and other risk management policies, procedures or practices or (ii) fail to follow in any material respect its existing policies, procedures or practices with respect to managing its exposure to interest rate, credit and other risk.
(v)    Indebtedness. (i) Incur any indebtedness for borrowed money or (ii) other than in the ordinary course of business consistent with past practice, (A) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or (B) cancel, release, assign or modify any material amount of indebtedness of any other Person.
(w)    Merger, Reorganization, Dissolution. Merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries.
(x)    Adverse Actions. Notwithstanding any other provision hereof, (1) knowingly take, or knowingly fail to take, any action that would, or is reasonably likely to, result in the representations and warranties set forth in Section 5.2 being or becoming untrue or incorrect in any respect, (2) knowingly take, or knowingly fail to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying for the Intended Tax Treatment or (3) knowingly take, or knowingly fail to take, any action that is reasonably likely to result in the material delay in the satisfaction of any of the conditions to the Merger set forth in Article 7 or in such conditions not being satisfied in a timely manner, including merge or consolidate the Company or any of its Significant Subsidiaries with any other person where the Company or its Significant Subsidiary, as applicable, is not the surviving entity, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law.
(y)    Regulatory Agreements. Fail to comply with the terms and conditions of any Regulatory Agreement.
(z)    Commitments. Enter into any contract, arrangement or understanding with respect to, or otherwise agree or commit to do, any of the foregoing.

4.2    Forbearances of Parent. Parent agrees that from the date hereof until the Effective Time, except as expressly permitted by this Agreement, as Previously Disclosed or as directed in writing by any Governmental Authority, without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and will cause each of its Subsidiaries not to:
(a)    Amendment of Charter. Amend the Restated Certificate of Incorporation of Parent in a manner that would materially and adversely affect the holders of capital stock of the Company (upon their acquisition of Parent Class A Common Stock) relative to other holders of Parent Class A Common Stock;
(b)    Capital Stock. Adjust, split, combine or reclassify any capital stock of Parent;
(c)    Liquidation. Completely liquidate or dissolve Parent or Parent Bank Sub.
(d)    Adverse Actions. Notwithstanding any other provision hereof, (1) knowingly take, or knowingly fail to take, any action that would, or is reasonably likely to, result in the representations and warranties set forth in Section 5.3 being or becoming untrue or incorrect in any respect, (2) knowingly take, or knowingly fail to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying for the Intended Tax Treatment or (3) knowingly take, or knowingly fail to take, any action that is reasonably likely to result in the material delay in the satisfaction of any of the conditions to the Merger set forth in Article 7 or in such conditions not being satisfied in a timely manner, including merge or consolidate Parent or any of its Significant Subsidiaries with any other person where Parent or its Significant Subsidiary, as applicable, is not the surviving entity, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law;
(e)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable accounting requirements of a Governmental Authority; or
(f)    Commitments. Enter into any contract, arrangement or understanding with respect to, or otherwise agree or commit to do, any of the foregoing.
ARTICLE 5

Representations and Warranties
5.1    Disclosure Schedule. Before entering into this Agreement, the Company delivered to Parent a schedule and Parent delivered to the Company a schedule (respectively, each schedule a “Disclosure Schedule”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more covenants contained in Article

4 or Article 6 or one or more representations or warranties contained in this Article 5. The inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.
5.2    Representations and Warranties of the Company. Except as Previously Disclosed, the Company hereby represents and warrants to Parent as follows:
(a)    Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. The Company has listed on Schedule 5.2(a) of the Company Disclosure Schedule and made available to Parent a true, complete and correct copy of the Company’s Constituent Documents, each as amended to the date hereof, and such Constituent Documents are in full force and effect.
(b)    Company Securities.
(1)    The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock (9,000,000 shares of which are Company Voting Common Stock and 5,000,000 shares of which are Company Non‑Voting Common Stock) and 1,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). 3,824,248 shares of Company Common Stock (3,408,620 shares of which are Company Voting Common Stock and 415,628 shares of which are Company Non‑Voting Common Stock) are outstanding as of the date hereof and no shares of Company Preferred Stock are outstanding as of the date hereof. 393,500 shares of Company Common Stock are subject to Company Stock Options granted under the Company Stock Plans, and the exercise price per share of each Company Stock Option has been Previously Disclosed. The Company holds no shares of Company Common Stock as treasury shares. The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). The shares of Company Common Stock issuable pursuant to the Company Stock Plans have been duly authorized and, upon issuance, will be validly issued and outstanding, fully paid and nonassessable and will not be subject to preemptive rights (and will not be issued in violation of any preemptive rights). All of the rights, terms, preferences, restrictions or other provisions, including any antitakeover provision, applicable to the Company Stock are set forth in the Constituent Documents of the Company or the applicable provisions of the FBCA. The Company does not have any Rights issued or outstanding, any shares of Company Stock reserved for issuance, or any commitment to authorize, issue, transfer or sell any Company Stock or any Rights, except Company Common Stock reserved for issuance upon conversion of the Company Stock Options issued and outstanding on the date hereof. Except as Previously Disclosed, other than the Company Stock Options, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any Subsidiaries of the Company) are outstanding. The Company has no commitment or agreement that obligates the Company to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Company Stock or any Rights, other than pursuant to the Registration Rights Agreement, which shall be terminated and be of no further force or effect as of the Effective Time pursuant to an amendment in full force and effect as of the date hereof that will terminate the Registration Rights Agreement as of the Effective Time, which amendment has been made available to Parent. Each Company Stock Option (i) was granted in compliance with all applicable Laws and all terms and conditions of the Company Stock Plan, as amended, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, (iii) has a grant date identical to the date on which the Company Board or compensation committee actually awarded such Company Stock Option, as applicable, (iv) qualifies for the Tax and accounting treatment afforded to such Company Stock Option, as applicable, in the Company’s Tax Returns and Company Financial Statements, respectively, and (v) does not trigger any liability for the holder thereof under Section 409A of the Code.
(2)    Except as Previously Disclosed, there are no voting trusts, proxies, shareholder agreements or other agreements or understandings with respect to the voting of shares of Company Stock, other than the Voting Agreements and the Company Shareholders Agreement, a true, complete and correct copy of which has been made available to Parent.
(3)    The Company has Previously Disclosed a list of all bonds, debentures, notes or other debt obligations it has issued as of the date hereof, which list includes a description of the terms and conditions of such bonds, debentures, notes or other debt obligations, including the terms and conditions under which such bonds, debentures, notes or other debt obligations may be redeemed by it. The Company has no outstanding bonds, debentures, notes or other debt obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter.
(4)    The Company has Previously Disclosed a true and complete list of (A) the name of each holder of Company Common Stock, along with the number of shares of Company Common Stock beneficially owned by each holder, and (B) with respect to each Company Stock Option, the recipient, the date of grant, the number of shares of Company Common Stock and the exercise price.
(c)    Subsidiaries and Equity Holdings.
(1)    The Company has Previously Disclosed a list of its Subsidiaries, and the Company owns, directly or indirectly, all the outstanding equity securities of its Subsidiaries free and clear of Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and nonassessable. No equity securities of any of the Company’s Subsidiaries are or may become required to be issued (other than to the Company or one of its wholly owned Subsidiaries) by reason of any Right or otherwise. There are no agreements, contracts, commitments, arrangements or understandings by which the Company or any of its Subsidiaries is or may become bound to issue, sell or otherwise transfer any equity securities of any of the Company’s Subsidiaries (other than to the Company or one of its wholly owned Subsidiaries). There are no contracts, commitments, arrangements or understandings by which the Company or any of its Subsidiaries is or may become bound that relate to the Company’s or any of its Subsidiaries’ rights to vote or dispose of any equity securities of any of the Company’s Subsidiaries. Each of the Company’s Subsidiaries that is a bank (as defined in the BHC Act) is an “insured bank” as defined in the Federal Deposit Insurance Act.
(2)    Each of the Company’s Subsidiaries has been duly organized and is validly existing in good standing under the applicable Law of the jurisdiction of such Subsidiary’s organization, and is duly qualified to do business and is in good standing as a foreign corporation (or other business entity, as applicable) in each jurisdiction where the ownership or leasing of such Subsidiary’s assets or property or the conduct of such Subsidiary’s business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. The Company has listed on Schedule 5.2(c)(2) of the Company Disclosure Schedules and made available to Parent a true, complete and correct copy of the Constituent Documents, each as amended to the date hereof, for each of the Company’s Subsidiaries, and such Constituent Documents are in full force and effect.
(3)    The Company has Previously Disclosed a list of all equity securities that it and its Subsidiaries own, control or hold for its account as of the date hereof.
(d)    Power. The Company and each of its Subsidiaries has the corporate (or comparable) power and authority to own and operate their respective assets and properties and to conduct their respective businesses as such businesses are now being conducted. The Company and each of its Subsidiaries has the corporate (or comparable) power and authority to execute and deliver this Agreement and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
(e)    Authority. The Company has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. Each of the Company’s Subsidiaries to be party to any document or agreement in connection with the transactions contemplated hereby has taken all corporate (or comparable) action necessary for it to execute and deliver such document or agreement. Subject only to receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company Voting Common Stock approving this Agreement and the transactions contemplated hereby (in satisfaction, among others, of the requirements in Article III of the Articles of Incorporation, as amended) (the “Company Shareholder

Matters”) and the Company, as holder of all outstanding shares of common stock issued by the Company Bank Sub, this Agreement, the Merger, the Subsequent Mergers and the transactions contemplated hereby and thereby have been authorized by all necessary corporate (or comparable) action on the part of the Company and each of its Subsidiaries. This Agreement is the Company’s valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). All actions taken by the Company Board in connection with this Agreement have been unanimously approved at a meeting where all members were present and voting on such actions. The Company Board, acting unanimously at a meeting where all members were present and voting on the actions approved has adopted resolutions approving and recommending to the Company’s shareholders approval of the Company Shareholder Matters and any other matters required to be approved or adopted in order to effect the Merger, the Subsequent Mergers and the other transactions contemplated hereby. The board of directors of the Company Bank Sub, acting unanimously at a meeting where all members were present and voting on the actions approved, has unanimously adopted resolutions approving the Bank Merger, the Bank Merger Agreement and the consummation of the transactions contemplated thereby.
(f)    Consents and Approvals. No notices, applications or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, approvals, waivers, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by the Company or any of its Subsidiaries from, any Governmental Authority or, except as Previously Disclosed, any third party (such required third-party consents, the “Required Third-Party Consents”) in connection with the execution, delivery or performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, including the Subsequent Mergers except for (1) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including applications and notices under the BHC Act and the Bank Merger Act with the Board of Governors of the Federal Reserve System (acting through the appropriate Federal Reserve Bank as allowed) and the Office of the Comptroller of the Currency (the “OCC”), respectively, and applications and notices (including those required under Florida law) to the Florida Office of Financial Regulation (the “OFR”), (2) receipt of the approvals described in Section 5.2(f) and the other approvals Previously Disclosed, (3) filings of any required applications and notices with, and receipt of any required approvals from, any Governmental Authority with responsibility for enforcing any state securities law, (4) the filing of the Articles of Merger with respect to the Merger, the certificate of merger and articles of merger with respect to the Parent Merger and filing of the certificate of merger with the OCC and receipt of a certificate of merger from the OFR with respect to the Bank Merger and (5) consents required by Contracts which are not Material Contracts.

(g)    No Defaults. Subject to making the filings and receiving the consents and approvals referred to in Section 5.2(f), and the expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) the Company’s Constituent Documents or those of its Subsidiaries, (2) any Material Contract of the Company or any of its Subsidiaries, or by which the Company or any of its Subsidiaries is bound or affected, or to which the Company or any of its Subsidiaries or the Company’s or any of its Subsidiaries’ respective businesses, operations, assets or properties is subject or receives benefits or (3) any applicable Law, other than, in the cases of the foregoing clauses (2) and (3) of this Section 5.2(g), where such violations, conflicts, breaches or defaults would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
(h)    Takeover Laws and Provisions. The Company Board has approved this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby (including the Merger and the Subsequent Mergers) as required to render inapplicable to this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby any applicable provisions of any “moratorium”, “control share”, “fair price”, “affiliated transaction”, “business combination” Laws or other applicable antitakeover Laws and regulations of any state, including Section 607.0901 or 607.0902 of the FBCA (collectively, “Takeover Laws”), and this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby (including the Merger and the Subsequent Mergers) are exempt from, and are not subject to, any Takeover Laws.
(i)    Financial Advisors. None of the Company, its Subsidiaries or any of the Company’s or any of its Subsidiaries’ directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder’s fees or other compensation in connection with the transactions contemplated hereby, except that, in connection with this Agreement, the Company has retained Hovde Group LLC (“Company FA”), as its financial advisor, and true, complete and correct copies of its arrangements with Company FA have been made available to Parent. As of the date hereof, the Company has received a written opinion of Company FA, issued to the Company, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Per Common Share Consideration is fair from a financial point of view to holders of Company Common Stock.
(j)    Financial Reports and Regulatory Filings.
(1)    The Company has Previously Disclosed true, complete and correct copies of (A) its consolidated audited financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of Hacker, Johnson & Smith PA, its independent auditor) for the fiscal years ended December 31, 2014, 2015 and 2016, and (B) its consolidated unaudited balance sheet and statements of income, comprehensive income (loss) and changes in shareholders’ equity as of and for the nine (9) month period ended September 30, 2017 (the “Historical Financial Statements”). From the date of this Agreement until the Closing Date, the Company will provide Parent, (x) as promptly as practicable, but in no event later than the twentieth (20th) day following the end of the relevant calendar month, similar customary quarterly unaudited consolidated financial statements (including any related notes and schedules thereto) for such calendar quarter or (y) as promptly as practicable, but in no event later than the seventy-fifth (75th) day following the end of the relevant calendar year, customary audited year-end consolidated financial statements (including any related notes and schedules thereto) for the annual periods ended thereafter (all of the foregoing audited and unaudited financial statements, including the Historical Financial Statements, referred to collectively as the “Company Financial Statements”). Each of the statements of financial condition (or equivalent statements) included in the Company Financial Statements (including any related notes and schedules) fairly presents or will fairly present in all material respects the Company’s financial position and that of its Subsidiaries on a consolidated basis as of the date of such statement, and each of the statements of income, comprehensive income and changes in shareholders’ equity and cash flows included in the Company Financial Statements (including any related notes and schedules thereto) fairly presents or will fairly present in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries on a consolidated basis for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and, with respect to the Company Financial Statements for the quarter ended and as of September 30, 2017 and any month ending after the date hereof, subject to normal year-end audit adjustments that are not material in nature and amount and the absence of notes to such Company Financial Statements.
(2)    Section 5.2(j)(2) of the Company Disclosure Schedule sets forth a true and complete list of all documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (a “Securitization Agreement”) effected by the Company or any of its Subsidiaries since January 1, 2014.
(3)    The Company (A) has designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the board of directors of the Company (i) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and has identified for the Company’s outside auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.
(4)    Since January 1, 2014, the Company and each of its Subsidiaries have timely filed all material reports, statements and other documents, together with any amendments required to be made with respect thereto, if any, that they were required to file under any applicable Law, regulation or rule with any Governmental Authority. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the relevant statutes, rules and regulations applicable thereto.
(k)    No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material liability, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due required in accordance with GAAP to be reflected in audited consolidated statements of financial condition of the Company or the notes thereto, except for (i) liabilities fully set forth or reserved against on the face of the balance sheet contained in the Company Financial Statements as of and for the period ending December 31, 2016, for (ii) normal fluctuations in the amount of the liabilities referred to in clause (i) above or other liabilities occurring in the ordinary course of business of the Company or its Subsidiaries in accordance with past practice since December 31, 2016, which fluctuations in the aggregate are not material to the Company and its Subsidiaries, taken as a whole, and (iii) liabilities relating to the transactions contemplated by this Agreement. Section 5.2(k) of the Company Disclosure Schedule contains a good faith estimate of the expenses the Company will incur with respect to the Merger and the Subsequent Mergers.
(l)    Absence of Certain Changes; Conduct of Business. To the extent required by GAAP, all liabilities and material obligations of the Company and its Subsidiaries have been reflected, disclosed or reserved against in the Company Financial Statements (or footnotes thereto), dated as of December 31, 2016, and since such date (1) other than in the ordinary and usual course of business consistent with past practice or otherwise in connection with the Merger, the Subsequent Mergers and the other transactions contemplated by this Agreement, the Company and its Subsidiaries have not incurred any material obligation or liability, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, (2) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course consistent with past practice, (3) neither the Company nor any of its Subsidiaries has taken any of the actions referenced in Section 4.1, and (4) no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts, and circumstances, has had or is reasonably likely to have a Material Adverse Effect on the Company.

(m)    Litigation. Except for foreclosure and other collection proceedings commenced in the ordinary course of business consistent with past practice by the Company or its Subsidiaries with respect to Loans in default with respect to which no claims have been asserted against the Company or any of its Subsidiaries or as listed in Section 5.2(m) of the Company Disclosure Schedule, there is no litigation, claim, action or other proceeding before any tribunal, arbitrator or Governmental Authority pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, or to which the property of the Company or any of its Subsidiaries is or would be subject involving a monetary amount in excess of $100,000, individually or in the aggregate, or a request for specific performance, injunctive relief or other equitable relief. Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries.
(n)    Compliance with Laws. Except as Previously Disclosed, the Company and each of its Subsidiaries:
(1)    conducts and at all times since January 1, 2014 has conducted its business in all material respects in compliance with all Laws applicable thereto or to the employees conducting such businesses, including all Laws applicable to agreements with, and disclosures and communications to, consumers;
(2)    currently has a rating of “Satisfactory” or better under the Community Reinvestment Act of 1977 and is not aware of any pending downgrade of such rating;
(3)    has all material permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to its Knowledge, no suspensions or cancellations are threatened; and
(4)    has received, since January 1, 2014, no written notification from a Governmental Authority (A) asserting that it is not in compliance with any of the applicable Law that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any permit, license, authorization, charter, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify, its activities, except, in the case of each of clauses (A), (B) and (C), as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, whether individually or taken as a whole.
(o)    Regulatory Matters. Neither the Company nor any of its Subsidiaries is (i) subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, any Governmental Authority that currently restricts the conduct of its business, or that relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business, (ii) since January 1, 2014, has adopted any board resolutions at the request of any Governmental Authority that currently restricts the conduct of its business, or (iii) since January 1, 2014, has adopted any board resolutions at the request of any Governmental Authority that relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business (each item in this sentence, a “Regulatory Agreement”). Each of the Company and each of its Subsidiaries is in compliance with each Regulatory Agreement to which it is party or subject. Neither the Company nor any of its Subsidiaries has received any notice from any Governmental Authority indicating that either the Company or any of its Subsidiaries is not in compliance with any such Regulatory Agreement and there are no pending or imminent examinations by any Governmental Authority.
(p)    Books and Records, Internal Controls and Policies and Procedures.
(1)    The Company’s books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects in accordance with GAAP and in compliance with applicable Law.
(2)    The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), in all material respects. The Company and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and that (A) transactions are executed in accordance with management’s general or specific authorizations and (B) transactions are recorded in conformity with GAAP consistently applied and applicable Law.
(3)    The Company and its Subsidiaries utilize, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their respective businesses, and the Company and its Subsidiaries have, since January 1, 2014, been in compliance with such policies, practices and procedures in all material respects.
(q)    Intellectual Property.
(1)    The Company has Previously Disclosed all Registered Intellectual Property and any material unregistered trademarks owned by it or any of its Subsidiaries

(collectively, the “Scheduled Intellectual Property”), indicating for each item of Registered Intellectual Property the registration or application number and the applicable filing jurisdiction. The Company or its relevant Subsidiary exclusively owns all Scheduled Intellectual Property and all other material Intellectual Property Rights owned, or purported to be owned, by it, free and clear of all Liens. The Scheduled Intellectual Property is subsisting and, to the Company’s Knowledge, valid and enforceable, and is not subject to any outstanding order, judgment, decree or agreement materially and adversely affecting the Company’s use thereof or its rights thereto. To the Company’s Knowledge, (A) the Company and its Subsidiaries have sufficient rights to use all Intellectual Property Rights used in the Company’s or any of its Subsidiaries’ business as presently conducted and (B) the Company and its Subsidiaries do not infringe, misappropriate or otherwise violate, and have not in the past three (3) years infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any third party. To the Company’s Knowledge, no person is infringing, misappropriating or otherwise violating any of the Company’s or its Subsidiaries’ rights in any Intellectual Property Rights owned or controlled by the Company or any of its Subsidiaries. Except as Previously Disclosed, consummation of the transactions contemplated by this Agreement will not terminate or alter the terms pursuant to which the Company or any of its Subsidiaries is permitted to use any Intellectual Property Rights licensed from third parties, will not create any rights by third parties to use any Intellectual Property Rights owned by Parent, the Company or any of their respective Subsidiaries or trigger a loss of any material rights by Parent, the Company or any of their respective Subsidiaries in, to or under any such Intellectual Property Rights, or otherwise accelerate any rights, obligations or payments in connection with any such licensed rights.
(2)    The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries, and to the Company’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. All material Intellectual Property Rights developed under contract by, for or on behalf of the Company or any of its Subsidiaries has been assigned to the Company or such Subsidiary pursuant to written, presently effective invention assignment agreements.
(3)    The IT Assets operate and perform in all material respects as required by the Company and its Subsidiaries in connection with their respective businesses, and have not materially malfunctioned or failed within the past three (3) years. To the Company’s Knowledge, the IT Assets do not contain any “time bombs”, “Trojan horses”, “back doors”, “trap doors”, “worms”, viruses, bugs, faults or other devices or effects that (A) enable or assist any person to access without authorization the IT Assets, or (B) otherwise significantly adversely affect the functionality of the IT Assets. To the Company’s Knowledge, no person has gained unauthorized access to the IT Assets. To the Company’s Knowledge, the Company and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other

Contracts. The Company and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology.
(r)    Taxes.
(1)    (A) All material Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company and its Subsidiaries have been duly and timely filed with the appropriate taxing authority and all such Tax Returns are true, complete and accurate in all material respects, (B) all Taxes shown as due on such Tax Returns have been paid in full, (C) all deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of the Tax Returns referred to in clause (A) have been paid in full or otherwise finally resolved, (D) no issues have been raised in writing by any taxing authority in connection with any audit or examination of any such Tax Return that are currently pending, (E) to the Company’s Knowledge, there are no pending, or threatened in writing, audits, examinations, investigations or other proceedings in respect of Taxes or Tax Returns of the Company or its Subsidiaries, (F) all material Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party have been paid over on a timely basis to the proper taxing authorities, to the extent due and payable, (G) the Company and its Subsidiaries have substantially complied with all information reporting (and related withholding) requirements, (H) no extensions or waivers of statutes of limitation applicable to any Tax have been given by or requested with respect to any of the Company or any of its Subsidiaries that remain in effect, and (I) the Company has made available to Parent true, correct and complete copies of all material income, franchise, capital and similar Tax Returns filed by the Company or any of its Subsidiaries for all Taxable years or periods for which the relevant statute of limitations has not expired.
(2)    The Company has made provision in accordance with GAAP, in the Company Financial Statements, and if not required by GAAP, on its books and records, for all Taxes that accrued on or before the end of the most recent period covered by the Company Financial Statements.
(3)    No Liens for Taxes exist with respect to any of the Company’s assets or properties or those of its Subsidiaries (except for statutory Liens for Taxes not yet due and payable) nor, to the Company’s Knowledge, is any taxing authority in the process of imposing a Lien for Taxes upon such assets.
(4)    Neither the Company nor any of its Subsidiaries will be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Effective Time; provided that the representation in this Section 5.2(r)(4)(i) shall not apply to any change in accounting method that the Company or any of its Subsidiaries would be required to make for any Tax period beginning on or before the Effective Time solely as a result from a change in the Internal Revenue Code that would take effect after the date hereof, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax Law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.
(5)    Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement with any Person other than the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a consolidated, unitary or combined Tax group filing, consolidated or combined Tax Returns (other than, in each case, an affiliated, consolidated, unitary or combined group of which the Company is the common parent) or otherwise has any liability for the Taxes of any person (other than with respect to itself or any of its Subsidiaries).
(6)    No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.
(7)    Neither the Company nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, during the two (2) year period prior to the date of this Agreement, in a transaction in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.
(8)    Neither the Company nor any of its Subsidiaries has participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b).
(9)    Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has any reason to believe that any conditions exist that could prevent or impede the Merger and the Parent Merger from qualifying for the Intended Tax Treatment.
(s)    Environmental Matters. Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company:
(1)    The operations and Real Property of the Company and each of its Subsidiaries are and have at all times since January 1, 2009 been in compliance with applicable Environmental Laws;
(2)    The Company and each of its Subsidiaries has obtained, and is in material compliance with, all authorizations, licenses and permits required under Environmental Laws required in connection with the occupancy of the Real Property and the operation of their respective businesses as presently conducted;

(3)    There are no proceedings, claims, actions, notices of violation or investigations of any kind, pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or involving any Real Property owned by the Company or any such Subsidiary in any court, agency or arbitral body or by any Governmental Authority, arising under or relating to any Environmental Law, and to the Company’s Knowledge there is no reasonable basis for any such pending or threatened proceeding, claim, action, notice of violation or investigation;
(4)    There are no agreements, orders, judgments, decrees or settlements involving the Company, any of its Subsidiaries, or with respect to any Real Property owned by the Company or any such Subsidiary by or with any court, regulatory agency, Governmental Authority or private person, imposing liability or obligations under or relating to any Environmental Law;
(5)    Except as Previously Disclosed, there are and have been no releases from underground or above ground storage tanks or any other unpermitted releases of Hazardous Materials or other conditions of contamination present at or released from any Real Property currently or, to the Company’s Knowledge, formerly owned, operated, or otherwise used by the Company or any of its Subsidiaries or at any off-site location, for which the Company or any of its Subsidiaries has or could reasonably expect to incur liability under or relating to Environmental Laws;
(6)    To the Company’s Knowledge, there are no past, present or reasonably anticipated future remediation, investigations, clean-ups, exposure of persons to Hazardous Materials or environmental conditions that could reasonably be expected to give rise to obligations or liabilities on the part of the Company or any of its Subsidiaries relating to any Environmental Law; and
(7)    The Company has made available to Parent copies of all environmental reports, studies, assessments, sampling data and memoranda, dated on or after January 1, 2014, in its possession relating to the Company or its Subsidiaries or any of their current or former properties (including OREO).
(t)    Labor Matters.
(1)    Neither the Company nor any of its Subsidiaries is a party to or is otherwise bound by any collective bargaining agreement, contract or other agreement with a labor union or labor organization, and neither the Company nor any of its Subsidiaries is the subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel the Company or any of its Subsidiaries to bargain with a labor union or labor organization. To the Company’s Knowledge there has been no activity involving the Company or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(2)    As of the date hereof, there is no strike, lockout, slowdown, work stoppage, unfair labor practice or other labor dispute, or arbitration or grievance pending or, to the Company’s Knowledge, threatened. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder (the “WARN Act”) or any similar state or local Law that remains unsatisfied.
(u)    Benefit Arrangements.
(1)    The Company has Previously Disclosed a true, complete and correct list of all of its Benefit Arrangements. The Company has made available to Parent true, complete and correct copies of all Benefit Arrangements including the current plan document and all amendments thereto and any related trust instruments, insurance contracts and loan agreements forming a part of any Benefit Arrangements, the most recently prepared actuarial report, and all material correspondence to or from any Governmental Authority in the last three (3) years (other than routine filings in the ordinary course) with respect to such Benefit Arrangement, and with respect to any “employee benefit plans” within the meaning of Section 3(3) of ERISA, the most recent summary plan descriptions and all summaries of material modifications thereto, the most recent IRS determination or opinion letter, and the two most recent annual reports on Form 5500 or 990 series and all schedules and financial statements attached thereto. The Company has Previously Disclosed a complete list of all employees of the Company or its Subsidiaries who may receive retention, severance or change-in-control payments, whether pursuant to a severance policy or otherwise, the amount of any such payments and the terms and conditions, including any plan, program or agreement, upon which such payments may become payable.
(2)    All of the Company’s Benefit Arrangements, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, are in substantial compliance with and have been operated and administered in all material respects in accordance with their respective terms and ERISA, the Code and other applicable Law. Each of the Company’s Benefit Arrangements subject to ERISA that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination, opinion or advisory letter, as applicable, from the IRS or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances reasonably likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no pending or, to the Company’s Knowledge, threatened, litigation relating to the Company’s Benefit Arrangements. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any of its Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502(c) or (i) of ERISA in an amount that would be material.
(3)    No liability under Subtitle C or D of Title IV of ERISA or Section 412 or 413 of the Code has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, “multiemployer plan”, within the meaning of Section 3(37) of ERISA, or “multiple employer plan”, within the meaning of Section 413(c) of the Code currently or formerly maintained or contributed to by any of them, or the single-employer plan, multiemployer plan or multiple employer plan of any Company ERISA Affiliate. Neither the Company nor any of its Subsidiaries has, currently or at any time within the last six (6) years, sponsored, maintained, contributed or been required to contribute to any “single employer plan”, “multiemployer plan”, or “multiple employer plan”, each as defined in this paragraph.
(4)    All contributions required to be made under the terms of any of the Company’s Benefit Arrangements have been timely made and all obligations in respect of each of the Company’s Benefit Arrangements have been properly accrued or reflected on its most recent consolidated financial statements included in the Company Financial Statements in all material respects.
(5)    Except as Previously Disclosed, neither the Company nor any of its Subsidiaries has any obligations for post-employment or post-retirement health, medical or life insurance benefits under any Benefit Arrangement or collective bargaining agreement, except as required by COBRA. Either the Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.
(6)    Except as Previously Disclosed, there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Arrangements that would materially increase the expense of maintaining such Benefit Arrangements above the level of the expense incurred therefor for the most recent fiscal year.
(7)    Except as Previously Disclosed, neither the execution of this Agreement, the performance of the Company’s obligations hereunder, the consummation of the transactions contemplated hereby, nor shareholder approval of the transactions contemplated hereby, either alone or in combination with another event, could (A) limit or restrict the Company’s right or, following the consummation of the transactions contemplated hereby, Parent’s right to administer, merge, terminate or amend in any respect or transfer the assets of any of the Company’s Benefit Arrangements on or following the Effective Date, (B) entitle any current or former employee director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay or any increase in severance pay, or (C) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation or liability pursuant to, any of its Benefit Arrangements, except in the event such Benefit Arrangement is terminated in accordance with Section 6.12.
(8)    Except as Previously Disclosed, without limiting the foregoing, as a result of the consummation of the transactions contemplated hereby (including as a result of the termination of the employment of any of its employees within a specified time of the Effective Time) no amounts paid or payable (whether in cash, property, or in the form of benefits) by the Company or any of its Subsidiaries will be an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. Each Benefit Arrangement that provides for nonqualified deferred compensation subject to Section 409A of the Code has been and is, in all material respects, documented and operated in compliance with Section 409A of the Code. The parties acknowledge that this Section 5.2(u)(8) shall not apply to any Benefit Arrangements entered into at the discretion of Parent or between Parent and its affiliates, on the other hand, and a disqualified individual on the other hand (“Parent Arrangements”) so that, for the avoidance of doubt, compliance with this Section 5.2(u)(8) shall be determined as if such Parent Arrangements had not been entered into.
(9)    Except as Previously Disclosed, neither the Company nor any of its Subsidiaries has any obligation to provide, and no Benefit Arrangement or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.
(v)    Property; Title to Assets; Insurance. Section 5.2(v) of the Company Disclosure Schedule sets out a list of all real property (including OREO) that is owned, or leased or subleased from any other Person (together, the “Real Property”), by the Company or any of its Subsidiaries, and identifies the instruments under which such real property is leased or subleased. Each of the Company and each of its Subsidiaries (i) has good and marketable title to all real property owned by it, free and clear of all Liens other than Permitted Liens, and (ii) has a good and valid leasehold interest in all real property that is leased or subleased from any other Person by it, free and clear of all Liens other than Permitted Liens. Each of the Company and each of its Subsidiaries has good title to all properties and assets, other than real property, owned or stated to be owned by it, free and clear of all Liens other than Permitted Liens. All insurable properties owned or held by the Company and its Subsidiaries are adequately insured by reputable insurers against fire and, to the Knowledge of the Company, other risks customarily insured against, including public liability insurance, in customary and sufficient amounts appropriate for the operations of the Company and its Subsidiaries. Section 5.2(v) of the Company Disclosure Schedule sets forth, for each policy of insurance maintained by the Company and each of its Subsidiaries, the amount and type of insurance, the name of the insurer and the amount of the annual premium.
(w)    Material Contracts.
(1)    The Company has listed on Schedule 5.2(w)(1) of the Company’s Disclosure Schedule and made available to Parent true, complete and correct copies of the following Contracts (“Material Contracts”) to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries may be bound, or to which the Company or any of its Subsidiaries or the Company’s or any of its Subsidiaries’ respective assets or properties may be subject as of the date hereof:
(A)    any lease of real or material personal property;
(B)    any partnership, limited liability company, joint venture or other similar agreement or arrangement;
(C)    any Contract the primary purpose of which relates to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) as to which there are any material ongoing obligations or that was entered into on or after January 1, 2014;
(D)    any Contract for the purchase of services, materials, supplies, goods, equipment or other assets or property that provides for either (i) annual payments of $100,000 or more, or (ii) aggregate payments of $300,000 or more;
(E)    any Contract that creates future payment obligations of (i) annual payments of $100,000 or more, or (ii) aggregate payments of $300,000 or more and that by its terms does not terminate or is not terminable without penalty or other payment upon notice of ninety (90) days or less, or any Contract that creates or would create a Lien;
(F)    any Contract providing for a power of attorney on behalf of the Company or any of its Subsidiaries;
(G)    any Contract, other than this Agreement or as contemplated hereby, providing for exclusive dealing or limiting the freedom of the Company, its Subsidiaries or any of the current or former employees of the Company or any of its Subsidiaries to compete in any line of business or with any person or in any area, or that would so limit their freedom;

(H)    any loan, note, credit agreement, indenture, conditional sales contract or other title retention agreement or security agreement pursuant to which any indebtedness for borrowed money of the Company or any of its Subsidiaries in an aggregate principal amount in excess of $100,000 is outstanding or may be incurred or relating to a guarantee by the Company or any of its Subsidiaries of indebtedness of any third party in excess of $100,000;
(I)    any Contract for the settlement of any claim or legal, administrative or regulatory proceeding entered into since January 1, 2014 that has current ongoing obligations or requires the payment of money damages in an amount greater than $100,000;
(J)    any employment agreement, severance agreement, retention agreement, change of control agreement, consulting agreement or similar agreement that is with any director or officer or that is not terminable at will upon 30 days’ or less notice and without any financial obligation exceeding $100,000;
(K)    any Contract with any Company shareholder who owns 5% or more of either Company Voting Common Stock or Company Non‑Voting Common Stock;
(L)    any Contract pursuant to which (i) the Company or any of its Subsidiaries is granted or otherwise receives the right to use Intellectual Property Rights or IT Assets material to the conduct of their businesses, other than with respect to off-the-shelf software that is generally available on standardized terms, (ii) the Company or any of its Subsidiaries grants to any third party any rights under material Intellectual Property Rights, or (iii) the Company’s or any of its Subsidiaries’ right to use Intellectual Property Rights owned or controlled by the Company or such applicable Subsidiary is materially restricted;
(M)    any Contract that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or property of the Company or its Subsidiaries;
(N)    any Contract (excluding deposit and loan agreements entered into in the ordinary course of business), other than this Agreement, with (i) any Affiliate of the Company, (ii) any current or former director, officer, employee, or shareholder of the Company or any Affiliate that beneficially owns 1% or more of the outstanding voting securities of the Company or such Affiliate, or (iii) any “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a person identified in clauses (i) or (ii) of this paragraph;
(O)    any Contract with a Governmental Authority; and

(P)    any other Contract not entered into in the ordinary course of business or that is material to the Company or its financial condition or results of operations.
(2)    To the Company’s Knowledge, there are no Contracts, other than (i) this Agreement, (ii) Contracts entered into in the ordinary course of business with suppliers of goods or services and (iii) those Contracts listed on Schedule 5.2(w)(1) of the Company Disclosure Schedule, that require the Company or any of its Subsidiaries to disclose confidential information or to indemnify or hold harmless any person.
(3)    Each Material Contract is a valid and legally binding agreement of the Company or a Subsidiary of the Company, as applicable, and, to the Company’s Knowledge, the counterparty or counterparties thereto, is enforceable in accordance with the terms of such Contract (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect. Neither the Company nor any of its Subsidiaries, and, to the Company’s Knowledge, any counterparty or counterparties, is in material breach of any provision of or in material default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Material Contract.
(x)    Material Interests of Certain Persons. Except as Previously Disclosed, no officer or director of the Company or any of its Subsidiaries, or “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material property (whether real or personal, tangible or intangible) or Material Contract of the Company or any of its Subsidiaries.
(y)    Loans.
(1)    Each loan agreement, note, borrowing arrangement or other extension of credit or commitment to extend credit (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) payable to the Company or any of its Subsidiaries (i) complies in all material respects with applicable Law, (ii) has been made for good, valuable and adequate consideration in the ordinary course of business, (iii) is evidenced by true and genuine promissory notes or other evidences of indebtedness, which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the Company or one of its Subsidiaries and the counterparty or counterparties thereto (each such Person, an “Obligor”), (iv) are enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and to general equity principles, (v) is secured, to the extent the Company or any of its Subsidiaries has or purports to have a security interest in collateral or a mortgage securing such Loan, by a valid perfected security interest or recorded mortgage naming the Company or such Subsidiary as the secured party or mortgagee and (vi) is in full force and effect.
(2)    Each Loan (including Loans held for resale to investors) has been solicited and originated and is administered and serviced, and the relevant Loan files are and have been maintained, in all material respects in accordance with the relevant Loan documents, the Company’s underwriting standards (and, in the case of Loans held for resale to investors, with the underwriting standards, if any, of the applicable investors) and with applicable Law and all applicable requirements of any government-sponsored enterprise program.
(3)    None of the Contracts pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the Obligor on any such Loan.
(4)    Neither the Company nor any of its Subsidiaries is now or ever has been subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, the Department of Housing and Urban Development, the Government National Mortgage Association, the Department of Veteran’s Affairs, the Federal National Mortgage Association (“Fannie Mae”), the Federal Home Loan Mortgage Corporation (“Freddie Mac”) or any other investor, or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. Neither the Company nor any of its Subsidiaries has received any notice, nor do they have any reason to believe, that Fannie Mae or Freddie Mac proposed to limit or terminate the underwriting authority of the Company or any of its Subsidiaries or to increase the guarantee fees payable to such investor.
(5)    Each Loan included in a pool of Loans originated, acquired or serviced by the Company or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with applicable Law, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.
(6)    As of October 31, 2017, neither the Company nor any of its Subsidiaries had a Loan with a principal amount in excess of $100,000 that has been classified by regulatory examiners or management of the Company as “Substandard,” “Doubtful” or “Loss,” or a Loan with a principal amount in excess of $100,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. Set forth in Section 5.2(z)(6) of the Company Disclosure Schedule are the most recent Loan watch list of the Company and each of its Subsidiaries and a list of all Loans in excess of $100,000 that, as of October 31, 2017, are ninety (90)

days or more past due with respect to principal or interest payments or has been placed on nonaccrual status.
(7)    Section 5.2(z)(7) of the Company Disclosure Schedule contains an accurate and complete list of all Loans in which the Company or any of its Subsidiaries has any participation interest or that have been made with or through another financial institution on a recourse basis against the Company or any such Subsidiary.
(8)    The reserves, the allowance for possible Loan and lease losses and the carrying value for real estate owned that are shown in the Company Financial Statements were established in accordance with the past practices and experiences of the Company and its Subsidiaries, and are adequate in all respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on Loans and leases outstanding and real estate owned as of the respective dates of such Financial Statements.
(9)    Except for Federal Home Loan Bank stock, securities pledged to the Federal Home Loan Bank of Atlanta, and securities sold under agreements to repurchase that are classified as secured borrowings on the Financial Statements, none of the investments reflected in the Financial Statements as of and for the nine months ended September 30, 2017, and none of the investments made the Company or any of its Subsidiaries since September 30, 2017, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of the Company or such Subsidiary to dispose freely of such investment at any time.
(z)    Sufficiency of Assets. The Company and each of its Subsidiaries own or have the valid right to use under a lease or license of, all the material assets and rights used in the operation of the Company’s and each of its Subsidiaries’, as applicable, businesses as currently conducted. Such assets and rights constitute all of the material assets, tangible and intangible, of any nature whatsoever, used in the operation of such businesses as currently conducted.
(aa)    Mortgage Banking Activities. To the Company’s Knowledge, all Mortgage Loans have been originated, processed, underwritten, closed, funded, insured, sold or acquired, serviced and subserviced (including all loan application, loss mitigation, loan modification, foreclosure and real property administration activities), and all disclosures required by applicable Law made by the Company or any of its Subsidiaries in connection with the Mortgage Loans have been provided to the borrowers thereof, in each case, in accordance with all applicable Law in all material respects. To the Company’s Knowledge, no Mortgage Loans were originated by any person other than the Company or one of its Subsidiaries. No fraud or material error, omission, misrepresentation, mistake or similar occurrence has occurred on the part of the Company or its Subsidiaries or, to the Company’s Knowledge, any third-party servicer in connection with the origination or servicing of any of the Mortgage Loans. Except as Previously Disclosed, neither the Company nor any of its Subsidiaries has any obligation or potential obligation to repurchase or re-acquire from any person any Mortgage Loan or any collateral securing any Mortgage Loan, whether by Contract or otherwise. The Company has Previously Disclosed a complete list of each repurchase claim that the Company or any of its Subsidiaries has been subject to over the past two (2) years in respect of any Mortgage Loan, the circumstances as to each such matter, and the resolution or status of each such matter.
(bb)    Trust Business. Nether the Company nor any of its Subsidiaries acts as a fiduciary on behalf of others in any capacity or otherwise engages in any fiduciary activities.
(cc)    Money Services Business. Neither the Company nor any of its Subsidiaries is in the business of acting as a money transmitter.
(dd)    Information Security. The Company and its Subsidiaries have implemented policies and procedures governing the collection, use, storage, processing, transfer, disclosure, and protection of Personal Information, including a publicly available privacy policy (collectively, “Privacy Policies”), that comply with all applicable Privacy Laws and are otherwise to the Company’s Knowledge substantially consistent with standard industry best practices. The Company and its Subsidiaries comply with, and have since January 1, 2014 complied in all material respects with, all applicable Privacy Laws, Privacy Policies and contractual obligations relating to the collection, storage, use, transfer and any other processing of any Personal Information collected or used by or on behalf of the Company or its Subsidiaries. The Company and each of its Subsidiaries takes steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that all Personal Information in its possession is protected against loss and against unauthorized access, use, modification or disclosure, and, to the Company’s Knowledge, there has been no unauthorized access to, or misuse of, such Personal Information since January 1, 2014.
(ee)    No Other Representations or Warranties.
(1)    Except for the representations and warranties made by the Company in this Agreement, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.
(2)    The Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in this Agreement.
5.3    Representations and Warranties of Parent. Except as Previously Disclosed, Parent hereby represents and warrants to the Company as follows:

(a)    Organization, Standing and Authority. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Parent is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent.
(b)    Parent Stock. As of the date hereof, the authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock (100,000,000 of which are Parent Class A Common Stock and 50,000,000 of which are Parent Class B Common Stock) and 10,000,000 shares of Parent Preferred Stock. As of the Business Day immediately preceding the date hereof, 43,874,709 shares of Parent Class A Common Stock (which number includes 164,401 shares of Parent Class A Common Stock granted in respect of unvested Parent Restricted Stock Awards), no shares of Parent Class B Common Stock and no shares of Parent Preferred Stock are outstanding. As of the Business Day immediately preceding the date hereof, (1) 3,844,692 shares of Parent Class A Common Stock are subject to Parent Stock Options granted under the Parent Stock Plans, (2) 31,533 shares of Parent Class A Common Stock are reserved for issuance upon the settlement of outstanding Parent Restricted Stock Unit Awards granted under the Parent Stock Plans, (3) 73,144 shares of Parent Class A Common Stock are subject to Parent Performance Based Restricted Stock Unit Awards granted at the target level under the Parent Stock Plans, each of which constitute the right to receive a share of Parent Class A Common Stock, and which, if earned, are payable between 0–125% based on performance, (4) 68,040 cash phantom units granted at the target level under the Parent’s Executive Incentive Plan, each of which is equivalent to a share of Parent Class A Common Stock, and which, if earned, are payable between 0–150% based on performance either in cash or, in whole or in part, in shares of Parent Class A Common Stock and (5) 1,774,458 shares of Parent Class A Common Stock are reserved for issuance upon exercise of the warrants under the Parent Warrant Certificates. The outstanding shares of Parent Common Stock have been duly authorized and are validly issued and outstanding, fully paid and non-assessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Except pursuant to this Agreement, Parent Restricted Stock Awards, Parent Stock Options and Parent Restricted Stock Unit Awards, in each case, issued as of the date hereof, and the Parent Stock Plans, as of the date hereof, Parent does not have any Rights issued or outstanding, any shares of Parent Class A Common Stock reserved for issuance, or any commitment or agreement that obligates Parent to authorize, issue, transfer, purchase, redeem, sell or otherwise acquire any Parent Stock or any Rights. The shares of Parent Common Stock to be issued in the Merger, when so issued in accordance with this Agreement, will have been duly authorized and validly issued and will be fully paid and non-assessable and not subject to any preemptive rights (and will not have been issued in violation of any preemptive rights).

(c)    Significant Subsidiaries.
(1)    Parent owns, directly or indirectly, all the outstanding equity securities of its Significant Subsidiaries free and clear of Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and non-assessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state Law). No equity securities of any of Parent’s Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise. There are no contracts, commitments, arrangements or understandings by which Parent or any of its Significant Subsidiaries is or may become bound to sell or otherwise transfer any equity securities of any of Parent’s Significant Subsidiaries (other than to Parent or one of its wholly owned Subsidiaries). There are no contracts, commitments, arrangements or understandings by which Parent or any of its Significant Subsidiaries is or may become bound that relate to Parent’s or any of its Significant Subsidiaries’ rights to vote or dispose of any equity securities of any of Parent’s Significant Subsidiaries. Each of Parent’s Significant Subsidiaries that is a bank (as defined in the BHC Act) is an “insured bank” as defined in the Federal Deposit Insurance Act.
(2)    Each of Parent’s Significant Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of such Significant Subsidiary’s business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent.
(d)    Power. Parent and each of its Subsidiaries (including Merger Sub) has the corporate (or comparable) power and authority to own and operate their respective assets and properties and to conduct their respective business as such businesses are now being conducted. Parent and each of its Subsidiaries (including Merger Sub) has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
(e)    Authority. Parent has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. Each of Parent’s Subsidiaries (including Merger Sub) to be party to any document or agreement in connection with the transactions contemplated hereby has taken all corporate (or comparable) action necessary for it to execute and deliver such document or agreement. Subject only to the receipt of the affirmative vote of Parent, as holder of all outstanding shares of common stock issued by Parent Bank Sub, this Agreement, the Merger and the transactions contemplated hereby have been authorized by all necessary corporate action on the part of Parent and each of its Subsidiaries. This Agreement is Parent’s valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
(f)    Consents and Approvals. No notices, applications or other filings are required to be made by Parent or any of its Subsidiaries with, nor are any consents, approvals, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by Parent or any of its Subsidiaries from, any Governmental Authority or third party in connection with the execution, delivery or performance by Parent of this Agreement or the consummation of the transactions contemplated hereby, except for (1) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including applications and notices under the BHC Act and the Bank Merger Act with the Board of Governors of the Federal Reserve System (acting through the appropriate Federal Reserve Bank as allowed) and the OCC, respectively, and applications and notices (including those required under Florida law) to the OFR, (2) filing of the Registration Statement with the SEC, and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (3) filings of any required applications and notices with, and receipt of any required approvals from, any Governmental Authority with responsibility for enforcing any state securities Law, (4) the filing of the Articles of Merger with respect to the Merger, the certificate of merger and articles of merger with respect to the Parent Merger and the filing of the certificate of merger with the OCC and receipt of a certificate of merger from the OFR with respect to the Bank Merger, and (5) filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement.
(g)    No Defaults. Subject to making the filings and receiving the consents and approvals referred to in Section 5.3(f), and the expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with in any material respect, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) Parent’s Constituent Documents or those of its Subsidiaries, (2) any contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of Parent or any of its Subsidiaries, or by which Parent or any of its Subsidiaries is bound or affected, or to which Parent or any of its Subsidiaries or Parent’s or any of its Subsidiaries’ respective businesses, operations, assets or properties is subject or receives benefits or (3) any Law.
(h)    Financial Advisors. None of Parent, its Subsidiaries or any of Parent’s or any of its Subsidiaries’ directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby, except that, in connection with this Agreement, Parent has retained Evercore Group, LLC as its financial advisor.
(i)    Financial Reports and Regulatory Filings.
(1)    Parent’s Annual Reports on Form 10-K for the years ended December 31, 2015 and 2016, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to January 1, 2015 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC or as thereafter amended prior to the date hereof (collectively, the “Parent SEC Filings”), as of the date filed or amended prior to the date hereof, as the case may be, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the statements of financial position contained in or incorporated by reference into any of the Parent SEC Filings (including the related notes and schedules) fairly presented or will fairly present in all material respects Parent’s financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income, comprehensive income and changes in stockholders’ equity and cash flows in the Parent SEC Filings (including any related notes and schedules thereto) fairly presented or will fairly present in all material respects, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10‑Q in the case of unaudited statements.
(2)    Parent (A) has designed disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof and to Parent’s Knowledge, to Parent’s auditors and the audit committee of the board of directors of Parent (i) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data and has identified for Parent’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.
(3)    Since January 1, 2014, Parent and each of its Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.
(j)    Absence of Certain Changes. Since December 31, 2016, no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts and circumstances, has had or is reasonably likely to have a Material Adverse Effect on Parent.
(k)    Litigation. There is no action, suit, claim, hearing, dispute, investigation or proceeding pending or, to Parent’s Knowledge, threatened against or affecting Parent or any of its Subsidiaries (and Parent is not aware of any basis for any such action, suit or proceeding), nor is there any judgment, order, decree, injunction or ruling of any Governmental Authority or arbitration outstanding against Parent or any of its Subsidiaries (or in the process of being issued), except, in each case, as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent.
(l)    Compliance with Laws. Parent and each of its Subsidiaries:
(1)    conducts its business in all material respects in compliance with all Law applicable thereto or to the employees conducting such businesses except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent;
(2)    has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such material permits, licenses, authorizations, orders and approvals are in full force and effect and, to its Knowledge, no suspensions or cancellations are threatened, except, in each case, as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent;
(3)     currently has a rating of “Satisfactory” or better under the Community Reinvestment Act of 1977 and is not aware of any pending downgrade of such rating;
(4)    has received, since January 1, 2014, no written notification from a Governmental Authority (A) asserting that it is not in material compliance with any of the Laws that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any material permit, license, authorization, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify, its activities, except, in the case of each of clauses (A), (B) and (C), as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent; and
(5)    is in substantial compliance with all applicable NYSE listing and corporate governance standards.
(m)    Regulatory Matters. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to, or has been advised that Parent or any of its Subsidiaries is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of Parent or any of its Subsidiaries.
(n)    Available Funds. Parent has or will have available to it funds necessary to satisfy its obligations in connection with the Merger and the transactions contemplated hereby.
(o)    Ownership and Operation of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Stock, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business other than (x) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (y) in relation to this Agreement, the Merger and the other transactions contemplated hereby.
(p)    No Undisclosed Liabilities. Neither the Parent nor any of its Significant Subsidiaries has any material liability, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due required in accordance with GAAP to be reflected in audited consolidated statements of financial condition of the Parent or the notes thereto, except for (i) liabilities fully set forth or reserved against on the face of the balance sheet contained in the Parent SEC Filings as of and for the period ending December 31, 2016, for (ii) normal fluctuations in the amount of the liabilities referred to in clause (i) above or other liabilities occurring in the ordinary course of business of the Parent or its Significant Subsidiaries in accordance with past practice since December 31, 2016, which fluctuations in the aggregate are not material to the Parent and its Subsidiaries, taken as a whole, and (iii) liabilities relating to the transactions contemplated by this Agreement.
ARTICLE 6

Covenants

6.1    Commercially Reasonable Efforts.
(a)    Subject to the terms and conditions of this Agreement and prior to the Effective Time, the Company and Parent will use commercially reasonable efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Law, so as to permit consummation of the Merger and the Subsequent Mergers as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate with, and furnish information to, the other party to that end.
(b)    The Company and Parent will give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 7.
(c)    From time to time on or prior to the Closing Date, the Company and Parent shall promptly, after it becomes aware, supplement any of its representations and warranties with respect to any fact, change, event or circumstance that has had or is reasonably likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein by delivering a supplemental Disclosure Schedule (“Supplemental Disclosure Schedule”); provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.1(c) or the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3. The information contained in any such Supplemental Disclosure Schedule shall not be deemed to have modified any of the representations and warranties of the Company or Parent contained in this Agreement or be considered Previously Disclosed.
6.2    Shareholder Approval.
(a)    As promptly as practicable following the date upon which the Registration Statement, filed pursuant to Section 6.5, shall have become effective (but in any event within forty-five (45) days thereof), the Company Board will submit to its shareholders the Company Shareholder Matters and any other matters required to be approved or adopted by such shareholders in order to carry out the intentions of this Agreement and the transactions contemplated hereby. In furtherance of that obligation, the Company will take, in accordance with applicable Law and its Constituent Documents, all action necessary, proper, desirable or advisable to convene a meeting of its shareholders (including any adjournment or postponement, the “Company Meeting”) as promptly as practicable (but in any event within forty-five (45) days of the Registration Statement becoming effective) to consider and vote upon approval of the Company Shareholder Matters and any such other matters. The Company and the Company Board, as applicable, will each use its reasonable best efforts to obtain from each class of the Company’s shareholders the required vote to approve the Company Shareholder Matters and any such other matters, including soliciting proxies through the Proxy Statement in accordance with applicable Law and recommending that the Company’s shareholders vote in favor of the Company Shareholder Matters (and including such recommendation in the Proxy Statement). The Company shall provide Parent with a reasonable opportunity to review and comment upon all proxy materials prior to the distribution of such proxy materials to shareholders of the Company and all such proxy materials shall be reasonably satisfactory to Parent prior to the distribution thereof.
(b)    Except as provided in this Section 6.2(b), the Company Board shall communicate to the shareholders of the Company its recommendation that the shareholders adopt and approve the Company Shareholder Matters and include such recommendation in the Company’s proxy materials. The Company Board shall not (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, such recommendation; or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”); provided, however, that, the Company Board may submit this Agreement to the Company’s shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of recommendation to the Company’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law, if (A) the Company’s Board of Directors determines in good faith, after consultation with the Company FA and counsel, that it has received an Acquisition Proposal (that did not result from a breach of Section 6.7) that is a Superior Proposal and such Superior Proposal has not been withdrawn; (B) the Company Board determines in good faith, after consultation with the Company’s outside counsel, that a failure to accept such Superior Proposal would result in a breach of the fiduciary duties of the members of the Company Board under applicable Law; (C) the Company Board provides written notice (a “Notice of Recommendation Change”) to Parent of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the fifth (5th) Business Day following delivery of such notice, which notice shall specify the material terms and conditions and the identity of the third party in any such Superior Proposal (it being understood that any amendment or modification to any material term of such Superior Proposal shall require a new Notice of Recommendation Change and a new notice period as referred to in this Section 6.2(b)); (D) after providing such Notice of Recommendation Change, the Company negotiates in good faith with Parent (if requested by Parent) and provides Parent reasonable opportunity during the five (5) Business Day period following the Notice of Recommendation Change to make such adjustments in the terms and conditions of this Agreement as would enable the Company Board to proceed without an Adverse Recommendation Change; provided, however, that Parent shall not be required to propose any such adjustments; and (E) the Company Board, following the final such five (5) Business Day period, again determines in good faith, after consultation with the Company FA and counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the members of the Board of Directors of the Company under applicable Law. Nothing in this Agreement shall be interpreted to excuse (1) the Company or the Company Board from complying with its obligation to submit this Agreement and the other Company Shareholder Matters to its shareholders or (2) any party to a Voting Agreement from complying with its obligations thereunder. Neither the Company nor the Company Board shall submit any Acquisition Proposal other than the Merger to the vote of its shareholders unless this Agreement shall have first been terminated in accordance with its terms. Notwithstanding anything in this Agreement to the contrary, should the Company Board effect an Adverse Recommendation Change pursuant to this Section 6.2(b) and the Company shareholders, at the Company Meeting with a sufficient number of shares represented to constitute a quorum necessary to conduct the business of such meeting, vote against approval of the Company Shareholder Matters, the Company shall no longer be subject to the requirements set forth in Section 6.2(c) and Parent and the Company shall no longer be subject to the requirements set forth in Section 6.17.
(c)    The Company shall adjourn or postpone the Company Meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Voting Common Stock or Company Non-Voting Common Stock, as applicable, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, the Company has not received proxies representing a sufficient number of shares necessary to approve all of the Company Shareholder Matters, and the Company shall continue to use all reasonable best efforts to assist in the solicitation of proxies from shareholders relating to the approval of the Company Shareholder Matters. The Company shall only be required to adjourn or postpone the Company Meeting twice pursuant to this Section 6.2(c). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened, and the Company Shareholder Matters shall be submitted to the shareholders of the Company at the Company Meeting for approval in accordance with the terms of this Agreement, and nothing contained herein shall be deemed to relieve the Company of such obligation.
(d)    The Company shall cooperate and keep Parent informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its shareholders.
(e)    In the event that any Principal Shareholder shall breach its obligations under the Voting Agreement, pursuant to Section 13(g) thereof the Company shall use its reasonable best efforts to enforce the terms therein, including Section 2 and Section 5 thereof.

6.3    Regulatory Applications; Third-Party Consents.
(a)    Prior to the Effective Time, the Company and Parent and their respective Subsidiaries will cooperate and use reasonable best efforts to prepare as promptly as practicable all documentation, to make all filings and to obtain all consents, approvals, permits and other authorizations of all Governmental Authorities, including, but not limited to, the approval of the FRB and the OCC under the BHC Act and the Bank Merger Act, respectively, necessary to consummate the Merger and the other transactions contemplated hereby, including the Subsequent Mergers, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a material and adverse effect on Parent or the Surviving Corporation (the “Requisite Regulatory Approvals”), and to make and obtain all other Required Third‑Party Consents; notwithstanding the foregoing, Parent and the Company will use reasonable best efforts to prepare and file, or cause their respective Subsidiaries to prepare and file, any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals within forty-five (45) days of the date of this Agreement (but in any event within sixty (60) days of the date of this Agreement). Each of the Company and Parent will have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable Law relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals and the Required Third-Party Consents, other than any information which is otherwise confidential. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby, and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.
(b)    The Company and Parent will, upon request (but subject to applicable confidentiality requirements), furnish the other party with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary, proper, desirable or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Affiliates with or to any third party or Governmental Authority in connection with the transactions contemplated hereby and to respond to any comment letters received in connection therewith.
(c)    Notwithstanding the foregoing or anything else in this Agreement:
(1)    Except as listed in Section 6.3(c)(1) of the Company Disclosure Schedule, the Company (or any Subsidiary thereof) shall not amend, modify, extend, supplement or waive any of the material terms and conditions of any Material Contract without the prior written consent of Parent, nor shall the Company or any Subsidiary thereof, without the prior written consent of Parent, pay or commit to pay to any person whose consent, waiver or approval is being sought any cash or other consideration, make any accommodation or commitment to incur any liability or other obligation to such person in connection with such consent, waiver or approval, except for immaterial customary fees and expenses expressly imposed by the terms of any such Material Contract; provided that in connection therewith, Parent shall not unreasonably withhold, condition or delay its consent; and
(2)    Nothing herein shall require Parent to, and the Company and its Subsidiaries shall not, without the prior written consent of Parent, agree to, take any action or commit to take any action in connection with, or agree to any condition on, or request with respect to, any Requisite Regulatory Approval that would (i) materially and adversely affect the business, operations or financial condition of Parent (measured on a scale relative to the Company and its Subsidiaries, taken as a whole), (ii) require Parent or any of its Subsidiaries to make any material covenants or commitments, or complete any divestitures, whether prior to or subsequent to the Closing, (iii) result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, (iv) adversely impact the economic benefits expected from the transactions contemplated hereby or (v) or restrict in any material respect or impose a material burden on Parent or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) in connection with the transactions contemplated hereby or with respect to the business or operation of Parent or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) (for purposes of clause (v), materiality shall be measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (any of the foregoing, a “Burdensome Condition”).
6.4    Exchange Listing. Parent will use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on NYSE, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.
6.5    SEC Filings.
(a)    Parent will prepare a registration statement on Form S‑4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the prospectus of the Parent and the notice, proxy statement and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement”) and all related documents). The parties agree to cooperate, and to cause their Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Proxy Statement and to use their reasonable best efforts to cause the filing of the Registration Statement with the SEC within sixty (60) days following the date of this Agreement. Parent will use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to maintain the effectiveness (including by filing any necessary amendments or supplements) of such Registration Statement until the Effective Time. Parent also agrees to use all reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby. The Company agrees to promptly furnish to Parent all information concerning the Company, its Affiliates, officers, directors and shareholders as may be reasonably requested in connection with the foregoing, in a form appropriate (or from which such information can be derived in a commercially reasonable manner) for usage in such document or any such other use.
(b)    The Company and Parent each agrees, as to itself and its Affiliates, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. The Company and Parent each further agree that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to amend and correct the Proxy Statement or the Registration Statement.
(c)    The Company will, upon request, promptly furnish Parent with all information concerning itself, its Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary, proper, desirable or advisable in order for Parent to respond promptly to any comments received from the SEC. Parent will advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Should the SEC request such an amendment or supplement, the parties agree to use their reasonable best efforts to cause the filing of such an amendment or supplement with the SEC as promptly as practicable following the date of receipt of such a request.
6.6    Press Releases. Each party will consult with the other before issuing any press release, employee communication or other shareholder communication with respect to the Merger or this Agreement and will not issue any such press release or make any such communication without the prior written consent of such other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior written consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such press release or make such communication as may be required by applicable Law or securities exchange rules. The Company and Parent will cooperate to develop all public communications of the Company and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.
6.7    Acquisition Proposals.
(a)    The Company shall not, and shall not authorize or permit any of its Subsidiaries and its Subsidiaries’ Representatives to, directly or indirectly, solicit, initiate or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider an Acquisition Proposal of, any other Person. In addition, the Company agrees to immediately cease and cause to be terminated any previously undertaken or ongoing activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal, and within five (5) Business Days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Parent and its affiliates) pursuant to any such confidentiality or similar agreement. Furthermore, if the Company or any of its Subsidiaries, affiliates, officers, directors, employees, agents or advisors receives any communication regarding an Acquisition Proposal between the date hereof and the Closing Date, then the Company shall immediately (but in no event later than twenty-four (24) hours) notify Parent of the receipt of such Acquisition Proposal.
(b)    Notwithstanding the foregoing, prior to the time, but not after, the Company shareholders have approved the Company Shareholder Matters, the Company shall be permitted to furnish nonpublic information regarding the Company to, or enter into discussions or negotiations with, any person in response to a bona fide, unsolicited written Acquisition Proposal submitted by such person if:
(1)    the Acquisition Proposal did not result from a breach of this Section 6.7;
(2)    the Company Board determines in good faith, after consultation with the Company FA and legal counsel, that such Acquisition Proposal constitutes a Superior Proposal;
(3)    the Company Board determines in good faith, after consultation with the Company’s outside counsel, that a failure to take such action would result in a breach of the fiduciary duties of the members of the Company Board under applicable Law;

(4)    (A) the Company gives Parent prompt (but in no event later than twenty-four (24) hours) notice (which notice may be oral, but, if oral, shall be subsequently confirmed in writing): (1) of receipt of any Acquisition Proposal by the Company or any of its Subsidiaries or its Subsidiaries’ Representatives (which notice shall include the identity of such Person or group and the material terms and conditions of any proposals or offers, including, if applicable, copies of any written requests, proposals or offers, including proposed agreements); and (2) of the Company’s furnishing nonpublic information to, or entering into discussions or negotiations with, such person or group; and (B) the Company receives from such person or group an executed confidentiality agreement containing terms no less favorable to the Company than the terms of the Confidentiality Agreement (without regard to any modification thereof pursuant hereto or lapse of time); and
(5)    contemporaneously with, or promptly after, furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent).
(c)    In addition to the foregoing, the Company shall keep Parent reasonably informed on a prompt basis of the status and material terms of any such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof and any change in the Company’s intentions with respect to the transactions contemplated hereby.
6.8    Takeover Laws and Provisions. The Company will not take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and will take or cause to be taken all commercially reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated hereby from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.
6.9    Access; Information.
(a)    The Company and Parent each agree that upon reasonable notice and subject to applicable Law relating to the exchange of information, each will (and will cause its Subsidiaries to) afford each other, and their respective Representatives, such reasonable access during normal business hours throughout the period before the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information in its possession or control as either the Company or Parent may reasonably request under the circumstances, including for purposes of facilitating the Conversion and the integration of the Company and its Subsidiaries with Parent and its Subsidiaries. In addition, the Company will furnish promptly to Parent (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state banking or securities Laws, and (2) all other information in its possession or control concerning the business, properties and personnel of it and its Subsidiaries as Parent may reasonably request. In addition, the Company shall provide Parent biweekly or monthly, as applicable, reports of all non-performing loans, OREO and Loans in the process of being modified or having a forbearance granted, and Loan and deposit trial balances, in each case for each biweekly period beginning with the first full week after the date hereof until the Effective Time as promptly as they become available. The Company and Parent each agree to promptly notify the other of any action, suit, claim, hearing, dispute, subpoena, investigation or proceeding commenced, or to the Knowledge of the Company or Parent, as applicable, threatened against the Company or Parent or any of their respective Subsidiaries that are related to the transactions contemplated by this Agreement. Neither the Company nor Parent will be required to afford access or disclose information that would jeopardize attorney-client privilege or contravene any binding agreement with any third party. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies. Each of the Company and Parent shall use commercially reasonable efforts to minimize any interference with the regular business operations of the Company or Parent and their respective Subsidiaries, as applicable, during any such access.
(b)    No investigation by Parent or the Company of, or Knowledge that Parent or the Company may have with respect to, the business and affairs of the other party, pursuant to this Section 6.9 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Parent’s or the Company’s, as applicable, obligation to consummate the transactions contemplated hereby.
(c)    Each of Parent and the Company will hold any information it may obtain from the other in connection with this Agreement and the transactions contemplated hereby which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement.
6.10    Debt Instruments. At or before the Effective Time, Parent and the Company will execute and deliver, or cause to be executed and delivered, by or on behalf of Parent and the Company, one or more debt instruments, and take or cause to be taken all such other action, required for the due assumption of the Company’s outstanding debt, guarantees, securities, and (to the extent Previously Disclosed by the Company) other agreements to the extent required by the terms of such debt, guarantees, securities or other agreements.
6.11    Indemnification.
(a)    To the fullest extent permitted under applicable Law, Parent shall indemnify, defend and hold harmless each natural person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company and its Subsidiaries (each an “Indemnified Party”) (in each case, solely when acting in such capacity) against all losses, claims, damages, liabilities, fees, expenses, judgments and fines (including any amounts owed pursuant to a deductible, retention or similar provision under the “tail” directors’ and officers’ liability insurance policy contemplated by Section 6.11(b)) incurred in connection with any claim, action, suit proceeding or investigation arising out of matters, actions or omissions occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement) that is asserted or commenced prior to the six-year anniversary of the Closing Date, and shall, subject to applicable Law, reimburse each Indemnified Party for any reasonable legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to Parent’s receipt of an undertaking by such Indemnified Party, in a form satisfactory to Parent, to repay such legal and other fees and expenses paid in advance if it is ultimately determined that such Indemnified Party is not entitled to indemnification; provided, however, that Parent will not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
(b)    The Company shall obtain, at or prior to the Effective Time, and effective from and after the Effective Time, a prepaid, fully earned and non-cancellable “tail” directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time with a claims period of six years from the Effective Time, covering each person who is covered by any such policy of the Company as of the date of this Agreement, in each case to the extent set forth on Section 6.11(b) of the Company Disclosure Schedule, with the coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries than those of the directors’ and officers’ liability insurance policy in effect as of the date of this Agreement; provided, however, that the Company shall not expend pursuant to this Agreement, on an annual basis, more than an amount equal to two hundred percent (200%) of the annual premium paid by the Company for coverage for its current policy year for such insurance, and if the premium therefor would be in excess of such amount, the Company shall purchase such “tail” policy with the greatest coverage available as to matters occurring prior to the Effective Time as is available for a cost not exceeding that premium amount. The obligations under this Section 6.11(b) shall not relieve Parent of any of its other obligations under this Section 6.11.
(c)    The obligations of Parent under this Section 6.11 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to materially and adversely affect any Indemnified Party to whom this Section 6.11 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.11 applies shall be third-party beneficiaries of this Section 6.11, each of whom may enforce the provisions of this Section 6.11). Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent thereof.
(d)    In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other person, then, in either such case, proper provision shall be made so that the successors and assigns of Parent shall assume all the obligations of Parent set forth in this Section 6.11. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to, or in substitution to, any such claims under any such policies.
6.12    Benefits Arrangements.
(a)    Termination of Company 401(k) Plan.
(1)    If requested by Parent in writing, at least five (5) Business Days prior to the Effective Time, the Company shall have adopted resolutions of its board of directors to terminate the Company’s 401(k) & Profit Sharing Plan (the “Company 401(k) Plan”) effective immediately prior to the Effective Time and to fully vest all participants in such Company 401(k) Plan. Before adopting such resolutions, the Company shall provide a draft of such resolutions to Parent for an opportunity to comment thereon, which Parent shall not unreasonably delay.
(2)    If the Company 401(k) Plan is terminated pursuant to Section 6.12(a)(1), immediately after the Effective Time, Parent shall (i) offer participation in Parent’s tax-qualified defined contribution plan (“Parent 401(k) Plan”) to each person who was an active participant in the Company 401(k) Plan as of the date of its termination and (ii) permit the Parent 401(k) Plan to, following the Closing Date and pursuant to Section 401(a)(31)(D) of the Code, accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) of eligible amounts (including outstanding loans) distributed to employees from the Company 401(k) Plan.
(b)    Termination of Supplemental Executive Retirement Plans. If requested by the Company, within the thirty (30) days prior to the Effective Time, the Company shall have taken or caused to be taken all such actions as may be necessary to terminate the Company’s Supplemental Executive Retirement Plans (the “SERPs”) effective as of the Effective Time and provide for lump sum payment of the benefits thereunder within thirty (30) days after the Effective Time and to facilitate the administration of the SERPs by Parent after the Effective Time.
(c)    Participation in Parent and Parent Bank Sub Benefit Arrangements. Following the Effective Time and ending on the first anniversary thereof, Parent shall maintain or cause to be maintained employee benefit plans (including severance plans or practices) for the benefit of employees (as a group) who are employees of the Company or any Company Subsidiary on the Closing Date and who continue to remain employed with Parent or its Subsidiary after the Effective Time (“Covered Employees”) that provide employee benefits which are made available from time to time to similarly situated employees of Parent and Parent Bank Sub, as applicable, in accordance with the terms and conditions of such plans in effect from time to time. To the extent that a Covered Employee becomes eligible to participate in a Parent or Parent Bank Sub Benefit Arrangement, Parent or Parent Bank Sub shall cause such Benefit Arrangement to take into account for eligibility and vesting purposes thereunder only (and not for benefit accrual under defined benefit pension plans) the service of such employees with the Company or any Company Subsidiary as if such service were with Parent or Parent Bank Sub, to the same extent that such service was credited under a comparable Benefit Arrangement sponsored or maintained by the Company or any Company Subsidiary, and, with respect to welfare benefit plans of Parent or Parent Bank Sub in which Covered Employees are eligible to participate, Parent agrees to cause each such welfare benefit plan to waive any preexisting conditions, waiting periods and actively at work requirements under such plans. In no event shall such recognition of service operate to duplicate any benefits of a Covered Employee with respect to the same period of service. For purposes of each Parent health plan, Parent shall cause any eligible expenses incurred by Covered Employees and their covered dependents during the portion of the plan year of the comparable plan of the Company or Company Bank Sub ending on the date such employee’s participation in the corresponding Parent plan begins to be taken into account under such Parent plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his covered dependents for the applicable plan year of the Parent plan.
(d)    Amendments; No Third Party Rights. This Section 6.12 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.12. In no event shall the terms of this Agreement be deemed to (1) establish, amend, modify, change or terminate any Benefit Arrangement of the Company or its Subsidiaries or Parent or its Subsidiaries, (2) alter or limit the ability of Parent or its Subsidiaries to amend, modify, change or terminate any Benefit Arrangement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, (3) confer upon any current or former employee or other service provider of the Company or its Subsidiaries, any right to employment or continued employment or continued service with Parent or of its Subsidiaries, or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service provider, (4) permit any payment to be made to an employee or service provider of the Company or its Subsidiaries that requires prior approval or non-objection from a Governmental Authority without obtaining such prior approval or non-objection or (5) alter or limit the ability of Parent or its Subsidiaries to exercise discretion with respect to eligibility, participation, amounts awarded or payable, or benefits provided, under the terms or provisions of any Benefit Arrangement of Parent or its Subsidiaries.
6.13    Conversion, Data Processing and Related Matters. Prior to the Effective Time, the parties agree to cooperate and to employ their commercially reasonable efforts to plan,

execute and complete the Conversion in an orderly and efficient manner as of the Effective Time, or at such later time as Parent may determine; provided that in no event shall the Conversion become effective prior to the Effective Time. Commencing as of the date of this Agreement, the Company and Parent shall each appoint qualified staff members to act as project managers for the Conversion (each, a “Conversion Project Manager”). Such Conversion Project Managers shall act as the principal contacts between the parties on matters relating to the Conversion, and shall coordinate the assignment of personnel as required and generally facilitate the planning, execution and completion of the Conversion. In addition to any conversion of the data and systems files as part of the Conversion, the parties shall reasonably cooperate in exchanging and providing the information requested and performing such tasks as may be necessary to complete the Conversion, including the collection and input of relevant data, development of new operating procedures and design of forms, in each case, as mutually agreed by the parties. The Company shall, commencing as of the date of this Agreement, provide Parent and Parent Bank Sub with reasonable access to the Company Bank Sub’s offices, systems and facilities and all relevant information and personnel at such times and places as Parent Bank Sub shall reasonably request (in connection therewith, the parties shall cooperate towards causing the least possible disruption to the Company’s and Company Bank Sub’s employees, customers and operations), to allow Parent Bank Sub to implement such changes as shall be reasonably necessary to effect the Conversion at the Effective Time, or at such other time following the Effective Time as Company and Parent may mutually determine. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and Company shall exercise, consistent with, and subject to, the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.14    Title Insurance and Surveys. The Company shall deliver to Parent prior to the Closing Date copies of the most recent owner’s closing title insurance binder or abstract and surveys on all Owned Real Property, or such other evidence of title as may be reasonably requested by Parent. The Company shall also provide to Parent upon request any updates or new policies, abstracts or surveys on any such real estate as Parent shall reasonably request. Parent shall make any such requests for new policies, abstracts or surveys within thirty (30) days after the date hereof, and agrees to pay the reasonable costs of any such updates or new policies, abstracts or surveys so requested.
6.15    Shareholder Litigation. Each of Parent and the Company shall promptly notify each other in writing of any action, claim, proceeding, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator pending or, to the knowledge of Parent or the Company, as applicable, threatened against Parent, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin, materially delay or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any litigation against the Company and or its directors or Affiliates relating to the transactions contemplated by this Agreement, and the Company shall not agree to any such settlement without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).
6.16    Additional Agreements. In case at any time after the Effective Time any further action that is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Parent or the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Parent Merger, the then current officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such reasonably necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.
6.17    Restructuring Efforts. If the Company shall have failed to obtain the requisite vote of its shareholders to approve the Company Shareholder Matters at a duly convened Company Meeting or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement (provided, however, that no party shall have any obligation to agree to (1) alter or change any material term of this Agreement, including the amount or kind of the Per Common Share Consideration, in a manner adverse to such party or its shareholders, (2) adversely affect the Tax treatment, including the Intended Tax Treatment, of the Merger and the Parent Merger to the Company’s shareholders or (3) forego any of its other rights under this Agreement) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.17) to its shareholders for approval or adoption.
ARTICLE 7

Conditions to the Merger
7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger is subject to the fulfillment or written waiver by each party before the Effective Time of each of the following conditions:
(a)    Shareholder Approvals. The Company Shareholder Matters shall have been duly approved by the requisite votes of the holders of the Company Common Stock.
(b)    Regulatory Approvals. All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not have imposed a Burdensome Condition on Parent.
(c)    Exchange Listing. The shares of Parent Class A Common Stock to be issued in the Merger shall have been approved for listing on NYSE, subject to official notice of issuance.

(d)    Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.
(e)    No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger, the Bank Merger or any other transaction contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Merger, the Bank Merger or any other transaction contemplated hereby.
7.2    Conditions to the Obligation of the Company. The Company’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by the Company before the Effective Time of each of the following conditions:
(a)    Representations and Warranties of Parent. The representations and warranties of the Parent set forth in Sections 5.3(a), 5.3(b), 5.3(e) and the first sentence of 5.3(j) shall be true and correct (in each case after giving effect to the lead-in to Section 5.3) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date (other than such failures to be true and correct as are de minimis). All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, but, in each case after giving effect to the lead in to Section 5.3) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided that for purposes of this sentence, no such representations or warranties (other than such failures to be true and correct as are de minimis), shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any such representations or warranty of Company, has had or would result in a Material Adverse Effect on Parent. The Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent affirming the accuracy of the foregoing.
(b)    Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or before the Effective Time, and the Company shall have received a certificate, dated the

Closing Date and signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to that effect.
(c)    Tax Opinion of the Company’s Counsel. The Company shall have received an opinion of Igler and Pearlman, P.A., dated the Closing Date, reasonably acceptable to Parent and its counsel and based on facts, representations and assumptions described or referred to in such opinion, to the effect that the Merger and the Parent Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Igler and Pearlman, P.A. will be entitled to receive and rely upon certificates and representations of officers of Parent and the Company, reasonably satisfactory in form and substance to Igler and Pearlman, P.A..
7.3    Conditions to the Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is also subject to the fulfillment, or written waiver by Parent before the Effective Time of each of the following conditions:
(a)    Representations and Warranties of the Company. The representations and warranties of the Company set forth in Sections 5.2(a), 5.2(b)(1) and (4), and 5.2(c)(1) shall be true and correct (in each case after giving effect to the lead-in to Section 5.2) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date (other than such failures to be true and correct as are de minimis). The representations and warranties of the Company set forth in Sections 5.2(b)(3), 5.2(e), 5.2(f), 5.2(g)(1) and (2), 5.2(i), 5.2(t)(1) and (9) and the last sentence of 5.2(y)(1) (in each case, after giving effect to the lead-in to Article 4) shall be true and correct in all material respects (in each case after giving effect to the lead in to Section 5.2) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, but, in each case after giving effect to the lead-in to Section 5.2) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided that for purposes of this sentence, no such representations or warranties (other than such failures to be true and correct as are de minimis), shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any such representations or warranty of Company, has had or would result in a Material Adverse Effect on Company and its Subsidiaries, taken as a whole. Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company affirming the accuracy of the foregoing.

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or before the Effective Time, and Parent shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.
(c)    Tax Opinion of Parent’s Counsel. Parent shall have received an opinion of Sullivan & Cromwell LLP, dated the Closing Date, reasonably acceptable to the Company and its counsel, and based on facts, representations and assumptions described or referred to in such opinion, to the effect that the Merger and the Parent Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Sullivan & Cromwell LLP will be entitled to receive and rely upon certificates and representations of officers of Parent and the Company, reasonably satisfactory in form and substance to Sullivan & Cromwell LLP.
(d)    Dissenting Common Shares. The number of Dissenting Common Shares shall not exceed five percent (5%) of the outstanding shares of Company Common Stock, and Parent shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.
(e)    Third-Party Consents. The Company shall have obtained all the Required Third-Party Consents set forth on Schedule 7.3(e), and such consents and approvals shall be in full force and effect, and Parent shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.
(f)    Line of Credit. The Company shall have fully paid any outstanding balances under that certain line of credit described in Section 7.3(f) of the Company Disclosure Schedule and such line of credit shall have been terminated pursuant to its terms.
(g)    FIRPTA Certificate. Parent shall have received from the Company a certificate stating that the Company and each of its Subsidiaries are not and have not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h); provided that Parent’s only remedy for the failure to provide any such certificate will be to withhold from the payments to be made to the Exchange Agent pursuant to this Agreement any required withholding tax under Section 1445 of the Code, and the failure to provide such certificate will not be deemed to be a failure of the condition set forth in this Section 7.3(g) to have been met.
(h)    Company Bank Sub Stock Certificate. The Company shall have delivered to Parent the certificate or certificates representing the shares of common stock of Company Bank Sub held by the Company.

(i)    Registration Rights Agreement. The Registration Rights Agreement shall be terminated and be of no further force or effect as of the Effective Time.
(j)    Company Shareholders Agreement. The Company Shareholders Agreement shall be terminated and be of no further force or effect as of the Effective Time.
ARTICLE 8

Termination
8.1    Termination. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned, at any time before the Effective Time, by the Company or Parent, whether prior to or after approval of the Company Shareholder Matters by the requisite votes of the holders of the Company Common Stock and/or the approval of the Parent Common Stock Issuance by the requisite vote of the holders of Parent Common Stock, as follows:
(a)    Mutual Agreement. With the mutual written agreement of the other party.
(b)    Breach. If there has occurred and is continuing: (1) a breach by the other party of any representation or warranty contained herein or (2) a breach by the other party of any covenant or agreement contained herein; provided that such breach has not been cured within the earlier of the Outside Date and fifteen (15) days following written notice thereof and that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article 7.
(c)    Denial of Shareholder Approval. If the Company Shareholder Matters are not approved by the requisite votes of the holders of the Company Common Stock at the Company Meeting.
(d)    Denial or Withdrawal of Application for Regulatory Approval. (1) If the approval of any Governmental Authority required for consummation of the Merger, the Bank Merger or the other transactions contemplated hereby is denied by final, non-appealable action of such Governmental Authority or (2) any application, filing or notice necessary in connection with a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Governmental Authority and such Governmental Authority would not accept the re-filing of such application; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the foregoing.
(e)    Outside Date. If the Effective Time has not occurred by the close of business on the date which is two hundred seventy (270) days after the date hereof (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date; provided, further that if the Closing shall not have occurred prior to such date and all the conditions to Closing, other than Sections 7.1(b) and (e), shall have been satisfied or shall be capable of being satisfied at such time, the Outside Date may be extended on one occasion by either Parent or the Company for a period of ninety (90) days by written notice to the other party.
(f)    Acquisition Proposal.
(1)    In the case of Parent only, it will have the right to terminate this Agreement if (A) the Company Board (i) submits this Agreement, the Merger and the other transactions contemplated hereby (including the other Company Shareholder Matters) to its shareholders without a recommendation for approval or with material and adverse conditions on such approval (or fails to reconfirm its recommendation after a request to do so by Parent), or otherwise makes an Adverse Recommendation Change, (ii) recommends to its shareholders an Acquisition Proposal other than the Merger or (iii) negotiates or authorizes the conduct of negotiations with a third party regarding an Acquisition Proposal other than the Merger and ten (10) Business Days elapse without such negotiations being discontinued (it being understood and agreed that “negotiate” will not be deemed to include requesting and receiving information from, or discussing such information with, a person that submits an Acquisition Proposal for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the Company Board will in fact engage in or authorize negotiations) or (B) there is a material breach of Section 6.7.
(g)    Dissenting Common Shares. In the case of Parent only, it will have the right to terminate this Agreement if the number of Dissenting Common Shares exceeds five percent (5%) of the outstanding shares of Company Common Stock.
(h)    Parent Stock Price. In the case of the Company only, if the Company Board so determines by a majority vote of the members of the entire Company Board, it will have the right to terminate this Agreement, at any time during the five-day period commencing on and following the Determination Date (as defined below), such termination to be effective on the 30th day following such Determination Date, if both of the following conditions are satisfied:
(1)    The quotient obtained by dividing the Parent Average Stock Price by the Initial Parent Market Price (as defined below) (the “Parent Ratio”) shall be less than 0.85; and
(2)    (x) the Parent Ratio shall be less than (y) the quotient obtained by dividing the Final Index Price by the Initial Index Price on the Starting Date (each as defined below) and subtracting 0.15 from the quotient in this clause (2)(y) (such number in this clause (2)(y) that results from dividing the Final Index Price by the Index Price on the Starting Date being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If Company elects to exercise its termination right pursuant to this Section 8.1(h), it shall give written notice thereof to Parent.  During the five Business Day period commencing with and following its receipt of such notice, Parent shall have the option to increase the consideration to be received by the holders of Company Common Stock hereunder, either by adjusting the Per Common Share Consideration, or by providing a cash payment so that the Per Common Share Consideration or the combination of such cash payment plus the Per Common Share Consideration, equals the lesser of (x) a number (rounded to the nearest one one‑thousandth) obtained by dividing (A) the product of the Initial Parent Market Price, 0.85 and the Per Common Share Consideration by (B) the Parent Average Stock Price and (y) a number (rounded to the nearest one one‑thousandth) obtained by dividing (A) the product of the Index Ratio and the Per Common Share Consideration by (B) the Parent Ratio. If Parent so elects within such five Business Day period, it shall give prompt written notice to Company of such election and the adjusted Per Common Share Consideration, whereupon no termination shall have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Per Common Share Consideration may have been so modified).

“Determination Date” means the later of (i) the date on which the last Requisite Regulatory Approval is obtained without regard to any requisite waiting period, or (ii) the date on which the approval of the Company Shareholder Matters is obtained.

“Final Index Price” means the average of the Index Prices for the ten (10) Trading Days ending on the Trading Day immediately prior to the Determination Date.

“Index Group” means the KBW Regional Banking Index (Symbol: KRX).

“Index Price” means the closing price of the Index Group on any applicable Trading Day.

“Initial Index Price” means $108.27.

“Initial Parent Market Price” means $48.95.

“Parent Average Stock Price” means the average closing price of Parent Common Stock as reported on the NYSE for the ten (10) consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

“Starting Date” means the date hereof.

“Trading Day” means a day other than a Saturday, a Sunday or a day on which the NYSE or the NASDAQ Stock Market is not open for trading.

If Parent or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.1(h).

8.2    Effect of Termination and Abandonment.
(a)    Except as otherwise provided herein, a termination of this Agreement pursuant to the terms hereof shall be effective immediately upon delivery of written notice by the terminating party to the other parties hereto. If this Agreement is terminated and the Merger and the transactions contemplated hereby are abandoned, no party will have any liability or further obligation under this Agreement, except that the first sentence of Section 5.2(i), Section 5.3(h), Section 6.9(b), this Section 8.2, Section 8.3 and Article 9, as well as any relevant definitions, will survive termination of this Agreement and remain in full force and effect and except that termination will not relieve a party from liability for any willful breach by it of this Agreement.
8.3    Fee.
(a)    In the event that, after the date hereof and on or before a Fee Termination Date (as defined below), both (1) any of (A) the Company Board submits this Agreement, the Merger and the other transactions contemplated hereby to its shareholders without a recommendation for approval or with material and adverse conditions on such approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.2(b), (B) the Company, without having received Parent’s prior written consent, enters into an agreement to engage in an Acquisition Transaction with any person (the term “person” for purposes of this definition having the meaning assigned in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) other than Parent or any of its Subsidiaries, (C) the Company authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Parent or any of its Subsidiaries, (D) the Company Board recommends to its shareholders an Acquisition Transaction other than the Merger, (E) the Company fails to convene a shareholder meeting to approve this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 6.2, (F) the Company breaches Section 6.7 of this Agreement, (G) any Principal Shareholder has breached, and remains in breach, of its obligations under Section 2 or Section 5 of the Voting Agreement entered into by such Principal Shareholder, after being provided with notice of such breach and a thirty (30) day period in which to cure such breach or (H) the Company terminates this Agreement pursuant to Section 8.1(c) and (2) this Agreement is terminated (the occurrence of any of clauses (1)(A) through (H) and such termination shall be a “Fee Triggering Event”), then the Company will pay to Parent a cash termination fee (the “Fee”) of $3,100,000 plus all reasonable and documented out-of-pocket expenses incurred by Parent in connection with the transactions contemplated hereby and in connection with enforcing the payment of the Fee; provided that for purposes of this Section 8.3(a), all references to “more than twenty percent (20%)” in the definition of Acquisition Transaction shall be deemed to be references to “fifty percent (50%) or more”. The Fee will be payable, without setoff, by wire transfer in immediately available funds not later than three (3) Business Days following the first occurrence of a Fee Triggering Event to an account specified by Parent for such purpose.
(b)    For purposes of this Section 8.3, “Fee Termination Date” means one (1) day after the day on which the termination of this Agreement is effective; provided, however, if this Agreement is terminated by Parent pursuant to Section 8.1(b), 8.1(c) or Section 8.1(f), then, solely with respect to Section 8.3(a)(1)(B), (C) and (D), the Fee Termination Date means the date that is five hundred and forty (540) days after the termination of this Agreement.
(c)    If the Fee has not been received by Parent within three (3) Business Days following the first occurrence of a Fee Triggering Event interest shall accrue on the Fee commencing on the forty-fifth (45th) day following the first occurrence of a Fee Triggering Event, at an annual rate equal to the prime rate, as published in the Wall Street Journal on the date that the Fee was first required to be paid to Parent. The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement.
(d)    Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by the Company under Section 8.3(a) shall be equal to the Fee.
(e)    Notwithstanding the foregoing, Parent may, at its written election within forty-five (45) days following the first occurrence of a Fee Triggering Event, forego the Fee and pursue any and all rights it may have with respect to this Agreement, provided that if Parent does not so elect, the payment of the Fee by the Company shall constitute liquidated damages and not a penalty, and shall be the sole remedy of Parent in the event of a termination of this Agreement.
ARTICLE 9

Miscellaneous
9.1    Survival. The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Article 2, Article 3, Section 6.9(c), Section 6.11 and this Article 9).
9.2    Expenses. Except as otherwise provided herein, each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that Parent and Company will each bear and pay one-half of the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the copying, printing and distributing the Registration Statement and the Proxy Statement for the approval of the Company Shareholder Matters.

9.3    Notices. All notices, requests and other communications given or made under this Agreement must be in writing (which shall include facsimile communication and electronic mail) and will be deemed given when personally delivered, sent by electronic mail, mailed by registered or certified mail (return receipt requested) or sent by overnight courier to the persons and addresses set forth below or such other place as such party may specify by written notice to the other parties hereto.
If to the Company, to:

Floridian Community Holdings, Inc.
5599 South University Drive
Davie, Florida 33328
Attention: Joseph S. Marzouca, Chief Executive Officer
Telephone: (954) 434-8050
Email: jmarzouca@flcmbk.com
with a copy to:

Igler and Pearlman, P.A.
Attention: A. George Igler and Richard Pearlman
2075 Centre Pointe Boulevard, Suite 100
Tallahassee, Florida 32308
Telephone: (850) 878-2411
Email: george.igler@iglerlaw.com and richard.pearlman@iglerlaw.com

If to Parent or Merger Sub, to:

FCB Financial Holdings, Inc.
2500 Weston Road, Suite 300
Weston, Florida 33331
Attention: Office of the Chief Executive Officer
Telephone: 239-552-1730
with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: C. Andrew Gerlach, Esq.
Telephone: 212-558-4000
Facsimile: 212-291-9299
9.4    Waiver; Amendment.
(a)    Any term, provision or condition of this Agreement may be waived in writing at any time by the party which is entitled to the benefits hereof; provided,

however, after the approval of the Company Shareholder Matters by the requisite votes of the holders of the Company Common Stock, no waiver of any term, provision or condition hereof shall be made which by law requires further approval of the shareholders of the Company unless such further approval is obtained. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, agreement, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, agreement, covenant, representation or warranty of this Agreement.
(b)    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Subject to the foregoing, this Agreement may be amended by the parties hereto by action taken by the board of directors of Parent and the board of directors of the Company at any time before or after the approval of the Company Shareholder Matters by the requisite votes of the holders of the Company Common Stock; provided, however, no amendment shall be made after the receipt of such approval which by law requires further approval of the shareholders of the Company unless such further approval is obtained; provided, further, Parent and the Company may without approval of their respective boards of directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof, as may be required to effect or facilitate any Requisite Regulatory Approvals or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby.
9.5    Alternative Structure. Notwithstanding anything to the contrary in this Agreement, before the Effective Time, Parent, subject to the approval of the Board of Directors of the Company, may revise the structure of the Merger or otherwise revise the method of effecting the Merger and the transactions contemplated hereby, provided that (a) such revision does not alter or change the kind, amount or economic value of consideration to be delivered to shareholders of the Company, (b) such revision does not adversely affect the tax consequences to the shareholders of the Company, (c) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein and (d) such revision does not otherwise cause, and could not reasonably be expected to cause, any of the conditions set forth in Article 7 not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof). This Agreement and any related documents will be appropriately amended in accordance with the terms hereof or thereof in order to reflect any such revised structure or method.
9.6    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to any principles of conflicts of law or choice of law that would have the effect of giving effect to the laws of another jurisdiction (except that matters relating to the fiduciary duties of the Board of Directors of the Company shall be subject to the laws of the State of Florida).
9.7    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.
9.8    Entire Understanding; No Third Party Beneficiaries. This Agreement, the other agreements and documents contemplated hereby and the Confidentiality Agreement represent the entire understanding of the parties hereto regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made. Except for Section 6.11, which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than the Company and Parent. For the avoidance of doubt, notwithstanding anything in the Confidentiality Agreement to the contrary, the parties hereto hereby agree that the execution and delivery of this Agreement does not result in the termination of the Confidentiality Agreement, which remains in full force and effect in accordance with the terms thereof.
9.9    Counterparts. This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.
9.10    Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, (a) all other provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transaction contemplated hereby is not affected in a manner materially adverse to any party and (b) the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.
9.11    Subsidiary and Affiliate Action. Wherever a party has an obligation under this Agreement to “cause” a Subsidiary or Affiliate of such party or any such Subsidiary’s or Affiliate’s officers, directors, management or employees to take, or refrain from taking, any action, or such action that may be necessary to accomplish the purposes of this Agreement, such obligation of such party shall be deemed to include an undertaking on the part of such party to cause such Subsidiary or Affiliate to take such necessary action. Wherever this Agreement provides that a Subsidiary or Affiliate of a party has an obligation to act or refrain from taking any action, such party shall be deemed to have an obligation under this Agreement to cause such Subsidiary or Affiliate, or any such Subsidiary’s or Affiliate’s officers, directors, management or employees, to take, or refrain from taking, any action, or such action as may be necessary to accomplish the purposes of this Agreement. To the extent necessary or appropriate to give meaning or effect to the provisions of this Agreement or to accomplish the purposes of this Agreement, Parent and the Company, as the case may be, shall be deemed to have an obligation under this Agreement to cause any Subsidiary thereof to take, or refrain from taking, any action, and to cause such Subsidiary’s officers, directors, management or employees, to take, or refrain from taking, any action otherwise contemplated herein. Any failure by an Affiliate of Parent or the Company to act or refrain from taking any action contemplated by this Agreement shall be deemed to be a breach of this Agreement by Parent or the Company, respectively.
9.12    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
9.13    Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto and any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
* * *

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

FLORIDIAN COMMUNITY HOLDINGS, INC.

By:
Name:
Title:

FCB FINANCIAL HOLDINGS, INC.

By:
Name:
Title:

FLAMINGO SUB, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex 1
FORM OF PARENT MERGER AGREEMENT
AGREEMENT AND PLAN OF MERGER OF
FLORIDIAN COMMUNITY HOLDINGS, INC.
WITH AND INTO
FCB FINANCIAL HOLDINGS, INC.
This Agreement and Plan of Merger (this “Agreement”) dated as of November 27, 2017, adopted and made by and between FCB Financial Holdings, Inc. (“Parent”), a Delaware corporation, and Floridian Community Holdings, Inc. (“Company”), a Florida corporation.
WITNESSETH:
WHEREAS, Flamingo Sub, Inc. is a Florida corporation (“Merger Sub”), all of the issued and outstanding shares of which are owned as of the date hereof directly by Parent;
WHEREAS, Parent, the Company and Merger Sub have entered into an Agreement and Plan of Merger, dated as of November 27, 2017 (the “Merger Agreement”), pursuant to which the Merger Sub will merge with and into the Company, with the Company being the surviving company (the “Merger”);
WHEREAS, the Merger Agreement contemplates that, immediately after the Merger, the Company will merge with and into Parent, with Parent being the surviving corporation (the “Parent Merger”); and
WHEREAS, the respective Boards of Directors of the Company and Parent have determined that the Parent Merger, under and pursuant to the terms and conditions herein set forth or referred to, is consistent with, and will further, the strategies and goals of the Company and Parent, respectively, and the Boards of Directors of the Company and Parent have authorized and approved the execution and delivery of this Agreement by their respective officers.
NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:
ARTICLE 1
MERGER
Subject to the terms and conditions of this Agreement, on the Effective Date (as hereinafter defined), immediately following the Merger, the Company shall be merged with and into Parent pursuant to the provisions of, and with the effect provided in, the General Corporation Law of the State of Delaware (the “DGCL”) and the Business Corporation Act of the State of Florida (the “FBCA”). On the Effective Date, the separate existence of the Company shall cease, and Parent, as the surviving corporation (the “Surviving Corporation”), shall continue unaffected and unimpaired by the Parent Merger, and shall be liable for all the liabilities of the Company existing as of the Effective Date. Notwithstanding anything herein to the contrary, the Parent Merger shall not occur until the Merger occurs.
ARTICLE 2
ARTICLES OF INCORPORATION AND BY-LAWS
The Restated Certificate of Incorporation and the Restated By‑Laws of Parent in effect immediately prior to the Effective Date shall be the Restated Certificate of Incorporation and the Restated By‑Laws of the Surviving Corporation, in each case until amended in accordance with applicable law.
ARTICLE 3
BOARD OF DIRECTORS AND OFFICERS
On the Effective Date, the Board of Directors of the Surviving Corporation shall consist of those persons serving as directors of Parent immediately prior to the Effective Date, and the officers of the Surviving Corporation shall consist of those persons serving as officers of Parent immediately prior to the Effective Date.
ARTICLE 4
CAPITAL
The shares of capital stock of Parent issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding and unaffected by the Parent Merger.
The shares of capital stock of the Company held by Parent immediately after the Merger and immediately prior to the Effective Date shall, on the Effective Date, by virtue of the Parent Merger, and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.
ARTICLE 5
EFFECTIVE DATE OF THE PARENT MERGER
The Parent Merger shall be effective at the time and date set forth in the certificate of merger and articles of merger filed in connection with the Parent Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Florida in accordance with the provisions of, and with the effect provided in, the DGCL and the FBCA, respectively, such date and time to immediately follow the Merger (such date and time being herein referred to as the “Effective Date”).

ARTICLE 6
FURTHER ASSURANCES
If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of the Company, or otherwise carry out the provisions hereof, the proper officers and directors of the Company, as of the Effective Date, and thereafter the officers of the Surviving Corporation acting on behalf of the Company shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof. The Parent Merger shall be subject to the approval of the sole shareholder of the Company, which may be obtained by written consent.
ARTICLE 7
TERMINATION
Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated by the mutual consent of the parties hereto and shall terminate automatically with no further action by either party in the event that the Merger Agreement is terminated.
ARTICLE 8
AMENDMENTS
Before the Effective Time, any provision of this Agreement may be amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law.
ARTICLE 9
GOVERNING LAW
This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Delaware (without giving effect to any principles of conflicts of law or choice of law that would have the effect of giving effect to the laws of another jurisdiction).
ARTICLE 10
COUNTERPARTS
This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.
* * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.
FCB FINANCIAL HOLDINGS, INC.
By: __________________________
        Name:
Title:
FLORIDIAN COMMUNITY HOLDINGS, INC.

By: __________________________
        Name:
Title:

[SIGNATURE PAGE TO PARENT MERGER AGREEMENT]

Annex 2
FORM OF BANK MERGER AGREEMENT
AGREEMENT AND PLAN OF MERGER OF
FLORIDIAN COMMUNITY BANK
WITH AND INTO
FLORIDA COMMUNITY BANK, N.A.
This Agreement and Plan of Merger (this “Agreement”) dated as of November 27, 2017, adopted and made by and between Floridian Community Bank (“Company Bank Sub”), a Florida state‑chartered bank having its main office at 5599 S University Drive #100, Davie, Florida 33328, and Florida Community Bank, N.A. (“Parent Bank Sub”), a national banking association with its main office at 2500 Weston Road, Suite 300, Weston, Florida 33331.
WITNESSETH:
WHEREAS, Company Bank Sub is a Florida state-chartered bank organized and existing under the laws of the State of Florida, the authorized capital stock of which consists of 900,000 shares of common stock, with a par value of $5.00 each, and all the issued and outstanding shares of which are owned as of the date hereof directly by Floridian Community Holdings, Inc., a Florida corporation (the “Company”);
WHEREAS, Parent Bank Sub is a national banking association, the authorized capital stock of which consists of 100 shares of common stock, with a par value of $1.00 each, and all the issued and outstanding shares of which are owned as of the date hereof by FCB Financial Holdings, Inc., a Delaware corporation (“Parent”);
WHEREAS, the Company and Parent have entered into an Agreement and Plan of Merger dated as of an even date herewith (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving entity (the “Merger”). Immediately after the Merger, the Company will be merged with and into Parent, with Parent as the surviving entity (the “Parent Merger”);
WHEREAS, the Merger Agreement contemplates that, following the Parent Merger, at a time determined by Parent, Company Bank Sub will merge with and into Parent Bank Sub, with Parent Bank Sub as the surviving entity; and
WHEREAS, the respective Boards of Directors of Company Bank Sub and Parent Bank Sub deem the merger of Company Bank Sub with and into Parent Bank Sub, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective banks, and the Boards of Directors of Company Bank Sub and Parent Bank Sub have authorized and approved the execution and delivery of this Agreement by their respective officers.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:
ARTICLE I
BANK MERGER
Subject to the terms and conditions of this Agreement, on the Effective Date (as hereinafter defined), at the time designated by Parent Bank Sub following effectiveness of the Parent Merger, Company Bank Sub shall be merged with and into Parent Bank Sub pursuant to the provisions of, and with the effect provided in, Section 215a of the National Bank Act, Section 658.41 of the Florida Statutes and Section 607.1108 of the FBCA (said transaction being hereinafter referred to as the “Bank Merger”). On the Effective Date, the separate existence of Company Bank Sub shall cease, and Parent Bank Sub, as the surviving entity, shall continue unaffected and unimpaired by the Bank Merger, and shall be liable for all the liabilities of Company Bank Sub existing at the Effective Date (Parent Bank Sub being hereinafter sometimes referred to as the “Surviving Bank”). The business of the Surviving Bank shall be that of a national banking association and shall be conducted at its main office and its legally established branches.
ARTICLE II
CHARTER AND BY-LAWS
The Charter and By-Laws of Parent Bank Sub in effect immediately prior to the Effective Date shall be the Charter and By-Laws of the Surviving Bank, in each case until amended in accordance with applicable law.
ARTICLE III
BOARD OF DIRECTORS AND OFFICERS
On the Effective Date, the Board of Directors of the Surviving Bank shall consist of those persons serving as directors of Parent Bank Sub immediately prior to the Effective Date, and the officers shall consist of those persons serving as officers of Parent Bank Sub immediately prior to the Effective Date.
ARTICLE IV
CAPITAL
The shares of capital stock of Parent Bank Sub issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.
The shares of capital stock of Company Bank Sub held by Parent immediately after the Parent Merger and immediately prior to the Effective Date shall, on the Effective Date, by virtue of the Bank Merger, and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

ARTICLE V
EFFECTIVE DATE OF THE BANK MERGER
The Bank Merger shall be effective at the time and on the date specified in the certificate issued by the OCC with respect to the Bank Merger or, if such certificate cannot theretofore be obtained, on the date of consummation at the time agreed to by the parties (such date and time being herein referred to as the “Effective Date”). Notwithstanding the foregoing, the consummation and effectiveness of the Merger and the Parent Merger shall be a condition precedent to the effectiveness of the Bank Merger.
ARTICLE VI
MAIN OFFICE
The main office of the Surviving Bank shall be 2500 Weston Road, Suite 300, Weston, Florida 33331.
ARTICLE VII
APPROVALS
This Agreement is subject to approval by the OCC and the Florida Office of Financial Regulation. This Agreement is also subject to approval by the sole shareholder of each of Parent Bank Sub and Company Bank Sub and in accordance with such requirement, this Agreement has been unanimously ratified and confirmed by the sole shareholder of each of Company Bank Sub and Parent Bank Sub in accordance with Section 658.44 of the Florida Statutes and Section 215a of the National Bank Act.
ARTICLE VIII
FURTHER ASSURANCES
If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Company Bank Sub, or otherwise carry out the provisions hereof, the proper officers and directors of Company Bank Sub, as of the Effective Date, and thereafter the officers of the Surviving Bank acting on behalf of Company Bank Sub shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.
ARTICLE IX
DISSENTING SHAREHOLDERS
Pursuant to the unanimous ratification and confirmation of this Agreement by the sole shareholder of each of Company Bank Sub and Parent Bank Sub, the rights of dissenting shareholders provided by the banking laws of the United States and the State of Florida, including Section 658.44 of the Florida Statutes, shall not apply.

ARTICLE X
TERMINATION
Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated by the mutual consent of the parties hereto and shall terminate automatically with no further action by either party in the event that the Merger Agreement is terminated in accordance with the provisions thereof prior to the effectiveness of the Merger.
ARTICLE XI
AMENDMENTS
Before the Effective Date, any provision of this Agreement may be amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law.
ARTICLE XII
GOVERNING LAW
This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Delaware (without giving effect to any principles of conflicts of law or choice of law that would have the effect of giving effect to the laws of another jurisdiction).
ARTICLE XIII
COUNTERPARTS
This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.
* * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

ATTEST:	FLORIDIAN COMMUNITY BANK

Name:	Name:
Title:	Title:

ATTEST:	FLORIDA COMMUNITY BANK, N.A.

Name:	Name:
Title:	Title:

[SIGNATURE PAGE TO BANK MERGER AGREEMENT]